UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Tellurian Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, June 9, 2021

To the Stockholders of Tellurian Inc.:

We will hold an annual meeting of the stockholders of Tellurian Inc. (“Tellurian” or the “Company”), a Delaware corporation, on Wednesday, June 9, 2021, at 8:30 a.m. local time at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, for the following purposes:

1.	To elect the two nominees identified in the enclosed proxy statement as members of the board of directors of Tellurian (the “Board”), each to hold office for a three-year term expiring at the 2024 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share, at the close of business on April 26, 2021, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

The Board recommends that you vote (1) “FOR” the election of each individual named as a director nominee in the enclosed proxy statement to the Board for a three-year term and (2) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

To ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person but will help to secure a quorum for the annual meeting and avoid added solicitation costs. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares, and the vote cannot be cast on Proposal 1 unless you provide instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your nominee to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the annual meeting.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations to assure the safety of meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Because there are additional expenses associated with switching to a virtual-only meeting at this point, and we are working hard to minimize unnecessary expenses, we currently plan to address COVID-19 concerns relating to the meeting by having directors and other meeting participants whose physical presence at the meeting is not essential attend the meeting via teleconference. In addition, (i) stockholders and others who might otherwise attend in person may instead listen to the meeting in real-time by calling toll free 1-866-766-8777 or international direct 1-617-801-6700 (passcode: 77400174#) and (ii) those stockholders who have questions that they would like to have answered at the meeting may send those questions to our Corporate Secretary in advance of the meeting at the address set forth in “Information About the Meeting—Assistance.” Unless we decide to have a virtual-only meeting, stockholders dialing in to listen to the meeting will not be able to vote their Tellurian shares during the call. We believe that these procedures will reduce risks relating to COVID-19 and provide many of the benefits of a virtual-only meeting while minimizing associated costs. We will continue to monitor the COVID-19 situation and if changes to our current plan become advisable, we will disclose the updated plan on our proxy website (http://www.proxyvote.com). We encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors,

Meredith S. Mouer, Senior Vice President, Deputy General Counsel and Corporate Secretary April 29, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 9, 2021

Our notice of annual meeting of stockholders, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT ALL PROXIES YOU RECEIVE. STOCKHOLDERS OF RECORD CAN SUBMIT THEIR PROXIES IN ANY ONE OF THREE WAYS:

•	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO SUBMIT YOUR PROXY BY PHONE;

•	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO SUBMIT YOUR PROXY VIA THE INTERNET; OR

•	BY MAIL: MARK, SIGN, DATE, AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE METHOD BY WHICH YOU DECIDE TO SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE ANNUAL MEETING. IF YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY THE NOMINEE. IN ADDITION, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE NOMINEE TO BE ABLE TO VOTE IN PERSON AT THE MEETING. YOU MAY BE ABLE TO SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE NOMINEE PROVIDES.

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

PROXY STATEMENT

The Tellurian Inc. (“Tellurian” or the “Company”) board of directors (the “Board”) is soliciting the accompanying proxy for use in connection with the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) to be held on Wednesday, June 9, 2021, at 8:30 a.m. local time at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

This proxy statement and the accompanying notice of annual meeting of stockholders, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are being mailed to stockholders on or about April 29, 2021.

INFORMATION ABOUT THE MEETING

Date, Time, and Place

The Meeting will take place at 8:30 a.m. local time, on Wednesday, June 9, 2021, at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

Purpose; Other Matters

At the Meeting, holders of Tellurian shares will be asked to consider and vote upon two proposals. The first proposal will be to elect to the Board for a three-year term the two individuals named as director nominees in this proxy statement. The second proposal will be to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

Holders of Tellurian shares may also be asked to consider and vote upon such other matters as may properly come before the Meeting, or any adjournment or postponement of the Meeting. As of the mailing date of this proxy statement, the Board knows of no other matter to be presented at the Meeting. If, however, other matters are properly brought before the Meeting, or any adjournment or postponement of the Meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment with respect to those matters.

Recommendation of the Tellurian Board

The Board has carefully considered each of the matters to be considered at the Meeting. Based on its review, the Board recommends that you vote (i) “FOR” the election of each individual named as a director nominee in this proxy statement to the Board for a three-year term and (ii) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

Record Date, Outstanding Shares, and Voting Rights

Each holder of record of Tellurian common stock or Tellurian Series C convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on April 26, 2021, the record date, is entitled to notice of and to vote at the Meeting. Each such stockholder is entitled to cast one vote for each share of Tellurian common stock or Preferred Stock owned on each matter properly submitted to a vote of stockholders at the Meeting. As set forth in the Company’s Certificate of Designations of Series C Convertible Preferred Stock, the Preferred Stock votes with the Tellurian common stock on all matters presented to the stockholders for their action or consideration. As of the record date, there were 409,630,935 shares of Tellurian common stock and 6,123,782 shares of Preferred Stock issued and outstanding and entitled to vote at the Meeting. The holders of the Preferred Stock and the holders of Tellurian common stock are voting together as a single class on each of the proposals to be considered at the Meeting.

Quorum and Vote Required; “Broker Non-Votes” and Abstentions

Quorum Required

A quorum of Tellurian stockholders is necessary to hold the Meeting. In accordance with the Company’s bylaws, the holders of 33⅓% in voting power of the total number of shares issued and outstanding and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Stockholders are counted as present at the Meeting if they are present in person or have authorized a valid proxy. The presence of holders of at least 138,584,906 shares of Tellurian common stock and Preferred Stock in the aggregate will constitute a quorum. Under the General Corporation Law of the State of Delaware (the “DGCL”), abstentions and “broker non-votes” (described below) are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Meeting. Shares of Tellurian common stock or Preferred Stock held by stockholders who are not present in person or by proxy will not be counted towards a quorum.

Vote Required

The election of each director nominee set forth in Proposal 1, and the approval of Proposal 2, will require the affirmative vote of the holders of a majority of the votes cast with respect to the relevant matter.

Differences Between Holding Shares as a Stockholder of Record and as a Beneficial Owner; Broker Non-Votes

If your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are considered the “stockholder of record” of those shares, and the notice of annual meeting of stockholders, proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 have been sent directly to you by Tellurian. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name,” and the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following the instructions for submitting your voting instructions by telephone or on the Internet.

Broker non-votes occur when a nominee holding Tellurian shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and such nominee does not possess discretionary authority on one or more proposals with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposal 1 is considered non-routine, and Proposal 2 is considered routine. Accordingly, your broker will not be entitled to vote your shares on Proposal 1 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement, but your broker will be entitled to vote your shares on Proposal 2 without such instructions.

Abstentions

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Stockholders may abstain with respect to any of the proposals described in this proxy statement by returning a properly executed or otherwise submitted proxy.

Effects of Broker Non-Votes and Abstentions

Pursuant to Delaware law and our bylaws, abstentions are not considered votes cast and, therefore, will not have an effect on the outcome of the vote on Proposal 1 or 2.

Broker non-votes are not considered votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 1. Because Proposal 2 is considered a routine matter and brokers will be entitled to vote your shares in their discretion if no voting instructions are timely received, there will be no broker non-votes with respect to this proposal.

Voting by Tellurian Directors and Executive Officers

As of the record date, the directors and executive officers of Tellurian beneficially owned and were entitled to vote 64,639,619 shares of Tellurian common stock, which represent approximately 15.5% of the voting power of the Tellurian capital stock, including the Preferred Stock. The directors and executive officers of Tellurian are expected to vote “FOR” all of the proposals being considered at the Meeting.

Adjournment and Postponement

Adjournments and postponements of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. The Meeting may be adjourned by the chairman of the Meeting or the vote of a majority of Tellurian shares present in person or represented by proxy at the Meeting, even if less than a quorum.

Voting of Proxies

Voting by Proxy Card

All Tellurian shares entitled to vote and represented by properly executed proxies received prior to the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the proxy card accompanying this proxy statement. If no direction is given and the proxy is validly executed, the stock represented by the proxy will be voted in favor of the election of each director nominee named in Proposal 1 and “FOR” Proposal 2. The persons authorized under the proxies will vote upon any other business that may properly come before the Meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Tellurian does not anticipate that any other matters will be raised at the Meeting.

If you are a holder of record, there are two additional ways to submit your proxy:

Submit your proxy by telephone—call toll free 1-800-690-6903.

•	Submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 8, 2021.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the voice provides you.

Submit your proxy by the Internet—http://www.proxyvote.com.

•	Use the Internet to submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 8, 2021.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.

Submitting your proxy by telephone or Internet authorizes the named proxies to vote your shares at the Meeting or any adjournment or postponement thereof in the same manner as if you had marked, signed and returned your proxy card. The law of Delaware, where Tellurian is incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it has been authorized by the stockholder.

If your shares are held in street name, your broker, bank or other nominee may provide the option of submitting your voting instructions through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting by Attending the Meeting

Holders of record of Tellurian shares and their authorized proxies may also vote their shares in person at the Meeting. If you attend the Meeting, you may submit your vote in person, and any previous proxies submitted by you will be superseded by the vote that you cast at the Meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Meeting. If you are a holder of record, you may revoke your proxy by:

1.	giving written notice of revocation no later than the commencement of the Meeting to Tellurian’s Corporate Secretary:

•	if before commencement of the Meeting on the date of the Meeting, by personal delivery to Tellurian’s Corporate Secretary at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002; and

•	if delivered before the date of the Meeting, to Tellurian’s Corporate Secretary at Tellurian’s offices, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002;

2.	delivering no later than the commencement of the Meeting a properly executed, later-dated proxy; or

3.	voting in person at the Meeting; however, simply attending the Meeting without voting will not revoke an earlier proxy.

Voting by proxy will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your stock is held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, to be able to vote at the Meeting, and must follow instructions provided to you by your broker, bank or other nominee to revoke or change your vote.

Solicitation of Proxies; Expenses

The entire expense of preparing and mailing this proxy statement and any other soliciting material (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, and solicitors, public relations, transportation, and litigation) will be borne by Tellurian. In addition to the use of the mail, Tellurian or certain of its officers or other employees may solicit proxies by telephone and personal solicitation; however, no additional compensation will be paid to those officers or employees in connection with such solicitation. The Company has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, for a fee of $7,500, plus out-of-pocket expenses, to assist in soliciting proxies in connection with the Meeting. In addition, the Company has retained Broadridge to provide or coordinate specified telephone and Internet voting, mailing, handling, tabulation, and document hosting services. The estimated fees and expenses payable to Broadridge by the Company for these services are approximately $36,000, plus per item charges for each registered or beneficial stockholder vote, per document charges for the hosting services, and reimbursement of Broadridge’s mailing costs and expenses.

Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of Tellurian stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket disbursements and expenses.

No Appraisal Rights

There are no appraisal rights pursuant to Section 262 of the DGCL with respect to any of the proposed corporate actions on which the stockholders are being asked to vote.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Meeting, the proposals to be made at the Meeting or how to submit your proxy, or want additional copies of this proxy statement or the enclosed proxy card, please contact either of the following:

Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attention: Corporate Secretary Telephone: (832) 962-4000 Facsimile: (832) 962-4055 E-mail: CorpSec@tellurianinc.com	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Telephone: (203) 658-9400 Toll Free: (800) 662-5200 Facsimile: (203) 658-9444 E-mail: tell.info@morrowsodali.com

PROPOSAL 1—ELECTION OF DIRECTORS TO THE COMPANY’S BOARD

In accordance with the Company’s certificate of incorporation, two directors are to be elected at the Meeting to hold office for a term of three years, expiring at the 2024 annual meeting of stockholders. The Company’s certificate of incorporation provides for three classes of directors who are to be elected for terms of three years each and until their successors shall have been elected and shall have been duly qualified. Both nominees for election at the Meeting, Martin Houston and Jonathan Gross, are currently serving as directors of the Company. Each of Messrs. Houston and Gross has consented to being named in this proxy statement as a nominee for election as a director and will serve as a director if elected.

Under the Company’s bylaws, a director will be elected if he or she receives the affirmative vote of the holders of a majority of the votes cast with respect to an election that is not a contested election. Abstentions and broker non-votes will not be considered votes cast for this purpose and, therefore, will not have an effect on the outcome of the election. Proxies may be voted only for the number of director nominees named by the Board.

Background Information About the Nominees and Other Directors

The following sets forth certain information about (i) each of the Company’s nominees for election as a director at the Meeting to hold office for a term expiring at the 2024 annual meeting of stockholders and (ii) each director whose term of office continues beyond the Meeting. The information presented includes, with respect to each such person: (a) the year during which he or she first became a director of the Company; (b) his or her other positions with the Company, if any; (c) his or her business experience for at least the past five years; (d) any other director positions held currently or at any time during the past five years with any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended; (e) information regarding involvement in certain legal or administrative proceedings, if applicable; (f) his or her age as of the date of this proxy statement; and (g) the experience, qualifications, attributes, or skills that led to the conclusion that the person should serve as a director for the Company. There are no family relationships among any of Tellurian’s directors or executive officers.

Vote Required for Approval

The election of each director nominee pursuant to this Proposal 1 will require the affirmative vote of the holders of a majority of the votes cast with respect to the election, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote, or vote to “abstain,” it will have no effect on the election of director nominees pursuant to this Proposal 1, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote to elect each of Martin Houston and Jonathan Gross to the Board for a three-year term.

Director Nominees to Hold Office for a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Martin J. Houston	Vice Chairman of the Board

Mr. Houston (age 63) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments Inc. (now known as Tellurian Investments LLC (“Tellurian Investments”)) from February 2016 to February 2017. He was also President of Tellurian Investments from February 2016 until August 2016. Immediately prior to Tellurian Investments, Mr. Houston served as Chairman of Parallax Enterprises LLC (“Parallax Enterprises”) starting in December 2014. From February 2014 until December 2014, Mr. Houston was performing preliminary work related to the formation and business of Parallax Enterprises. Having spent more than three decades at BG Group plc, a Financial Times Stock Exchange (FTSE) 10 international integrated oil and gas company, Mr. Houston retired in February 2014 as the BG Group plc’s Chief Operating Officer and an executive director, which positions he held beginning in November 2011 and 2009, respectively. He is a former director of the Society of International Gas Tanker and Terminal Operators (SIGTTO), and from 2008 to 2014 he was the vice president for the Americas of GIIGNL, the International Group of Liquefied Natural Gas Importers. From November 2014 to February 2018, Mr. Houston was the international chairman of the Houston-based investment bank Tudor Pickering Holt. From August 2017 to February 2018, he was a senior advisor to Gresham Advisory Partners Limited, an M&A advisory firm based in Sydney, Australia. From 2014 to 2019, he was a non-executive director of Bupa, an unlisted international healthcare insurer and provider, based in the United Kingdom. Since January 2019, he has been a non-executive director of Bupa Arabia, a Saudi-listed healthcare insurer and provider. Since October 2019, Mr. Houston has served as chairman of the board of directors of EnQuest PLC, an independent petroleum production and development company with operations in the U.K. North Sea and Malaysia. Mr. Houston is also a senior advisory partner and chairman of the global energy group of Moelis & Company (a global independent investment bank), sits on the National Petroleum Council of the United States, and is a nonexecutive director of CC Energy Development (a private oil and gas exploration and production company). Mr. Houston was the first recipient of the CWC LNG Executive of the Year award in 2011 and is a Fellow of the Geological Society of London. In addition, he is on the advisory board of the Center on Global Energy Policy at Columbia University’s School of International Public Affairs (SIPA) in New York and of Radia Inc. Mr. Houston received a bachelor’s degree in Geology from Newcastle University in England in 1979 and a master’s degree in Petroleum Geology from Imperial College in London in 1983.

Mr. Houston’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the LNG industry. In addition to his industry experience, his qualifications include his

Name	Other Positions Held with the Company	Age and Business Experience

leadership skills and long-standing senior management experience in the energy industry.
Jonathan S. Gross	Member of the Audit Committee

Mr. Gross (age 62) has served as a director of Tellurian since November 29, 2020, and he is an oil and gas consultant. Since June 2009, his company, Jexco LLC, has provided upstream exploration geological and geophysical technical services as well as information technology services to clients with projects in domestic and international basins. From June 2010 to January 2011, Mr. Gross served as Senior Vice President of Energy Partners, Ltd., a public exploration and production company. From July 2008 to April 2009, he served as Chief Operating Officer of Houston Exploration Services, Inc., a subsidiary of Kuwait Energy Company, a private exploration and production company based in Kuwait. Mr. Gross served as Vice President – Exploration of Cheniere Energy, Inc. (“Cheniere”) from October 2000 to May 2004, when he became Senior Vice President – Exploration with responsibilities for its domestic exploration program and international LNG sourcing through April 2008. Prior to joining Cheniere in 1999, Mr. Gross worked for Zydeco Energy, Inc. (1998–1999) and Amoco Production Company as a technical contributor and team leader (1981–1998). Mr. Gross received his Bachelor of Arts in Geophysical Science from the University of Chicago in 1981. From April 2010 to July 2012, Mr. Gross served on the board of directors of Miller Energy Resources, Inc., a publicly traded oil and gas exploration and production company, where he was Chairman of the Nominating and Corporate Governance Committee. From March 2014 to September 2018, Mr. Gross served on the board of directors of Cheniere Energy Partners LP Holdings, LLC, a publicly traded subsidiary of Cheniere, where he was a member of the Audit and Conflicts Committees. He is a member of the Society of Exploration Geophysicists, the Houston Geological Society, and the American Association of Petroleum Geologists, where he is a Certified Geologist.

Mr. Gross’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the energy industry and his prior board, leadership and management experience.

Directors Continuing in Office for a Term Expiring at the 2022 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Charif Souki	Executive Chairman

Mr. Souki (age 68) has served as the Executive Chairman of Tellurian since June 22, 2020 and as a director of Tellurian since February 2017, and he served as a director and Chairman of the board of directors of Tellurian Investments from February 2016 to February 2017. Mr. Souki founded Cheniere in 1996 and served as Chairman of the board of directors (2000–2015), Chief Executive Officer (2003–2015), and President (2003–2004 and 2008–2015) until December 2015. Prior to Cheniere, Mr. Souki was an investment banker. Mr. Souki serves on the board of trustees of the American University of Beirut, as a member of the Advisory Board of the Center on Global Energy Policy at Columbia University, and on the International Advisory Board for the Neurological Research Institute (NRI) at Texas Children’s Hospital. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Mr. Souki is qualified to serve as a director of Tellurian due to his knowledge of and experience in the LNG industry, including his leading the conception, development and construction of the first large-scale LNG export facility in the United States. In addition to his industry experience, his qualifications include his leadership skills, long-standing senior management experience and public company board experience in the LNG industry.

Brooke A. Peterson	None

Mr. Peterson (age 71) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments from July 2016 to February 2017. He has been involved in construction, resort development and real estate for more than 40 years and has been extensively involved in non-profit work since moving to Aspen, Colorado, in 1975. Mr. Peterson is a member of the Colorado Bar and has been licensed to practice law for over 40 years, has served as an arbitrator and mediator since 1985, and has served as a Municipal Court Judge in Aspen since 1981. Mr. Peterson has served as Manager of Ajax Holdings LLC and its affiliated companies since December 2012 and as the Chief Executive Officer of Coldwell Banker Mason Morse since January 2013. Mr. Peterson earned his B.A. degree from Brown University in 1972 and his J.D. degree from the University of Denver College of Law in 1975.

Mr. Peterson’s qualifications to serve as a director of Tellurian include his knowledge of and experience in project development and the construction industry.

Name	Other Positions Held with the Company	Age and Business Experience

Don A. Turkleson	Chair of the Audit Committee and Member of the Compensation Committee

Mr. Turkleson (age 66) has served as a director of Tellurian since March 2017, and he served as Vice President and Chief Financial Officer of Gulf Coast Energy Resources, LLC, a privately held energy exploration and production company, from April 2012 until his retirement in April 2015. He served as Senior Vice President and Chief Financial Officer of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), an indirect subsidiary of Cheniere, from November 2006 to March 2009 and was a member of the board of directors of Cheniere Energy Partners GP, LLC from November 2006 until September 2012. From December 2013 until February 2017, Mr. Turkleson served on the board of directors and audit committee of Cheniere Energy Partners LP Holdings, LLC. From February 2018 until May 2020, Mr. Turkleson served on the board of directors and as chairman of the finance and audit committees of ACCEL Energy Canada Limited, a privately held company constructing and operating facilities for the delivery of energy, ultra-clean fuels and specialty products. From November 2013 until July 2015, he served on the board of directors of the general partner of QEP Midstream Partners, L.P., a midstream publicly traded master limited partnership. In addition, he served on the board of directors and as the chairman of the audit committee of Miller Energy Resources, Inc., a publicly traded energy exploration, production and drilling company, from January 2011 to April 2014. Mr. Turkleson is a Certified Public Accountant and received a B.S. in Accounting from Louisiana State University. He is also a Board Governance Fellow with the National Association of Corporate Directors.

Mr. Turkleson’s qualifications to serve as a director of Tellurian include his background and experience in the energy industry and his background as a Certified Public Accountant.

Directors Continuing in Office for a Term Expiring at the 2023 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Jean P. Abiteboul	Member of the Compensation Committee

Mr. Abiteboul (age 69) has served as a director of Tellurian since November 29, 2020, and he is the founder and since August 2017 has been the Chief Executive Officer of JA Energy Consulting. From November 2016 to November 2017, Mr. Abiteboul served as a consultant to Tellurian Services LLC, a subsidiary of (i) Tellurian Investments. Previously, at Cheniere, he served as Senior Vice President – International (February 2006–November 2016), President of Cheniere Marketing Ltd., a wholly owned subsidiary of Cheniere (April 2010–November 2016), and Executive Director of Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of Cheniere (February 2006–April 2010). From 1975 until February 2006, Mr. Abiteboul held different positions at Gaz de France, a publicly traded natural gas distribution company, including

Name	Other Positions Held with the Company	Age and Business Experience

Secretary of the board of directors (2004–2006), International Executive Vice President (2003–2004), Executive Vice President – Gas Supply, Trading and Marketing (2002–2003), and Executive Vice President – Gas Supply (1998–2003). He also served on the board of directors of Tejas Power Corporation (United States) (1991–1997), Gas Metropolitan (Canada) (1994–2006), Sceptre Resources (Canada) (1991–1996), and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an engineer from École Centrale de Lyon and obtained a diploma in Economics from Université de Lyon.

Mr. Abiteboul’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the liquefied natural gas (“LNG”) industry and his leadership and management experience.

Diana Derycz-Kessler	Chair of the Compensation Committee and Member of each of the Audit Committee and Environmental, Social, Governance (ESG) and Nominating Committee

Ms. Derycz-Kessler (age 56) has served as a director of Tellurian since February 2017, and she served as a director of Tellurian Investments from December 2016 to February 2017. Ms. Derycz-Kessler is an investor with a background in law, business and finance. She has been an active principal of her investment advisory firm Bristol Capital Advisors, LLC since 2000. Her investments have included companies in the energy, biotechnology, technology, education, real estate and consumer products sectors. As part of these investments, she has assumed active operational roles, including a 17-year tenure as Chief Executive Officer of the media arts college of The Los Angeles Film School and manager of commercial property partnerships. In February 2019, Ms. Derycz-Kessler became a founding member and director of LK Advisors, Inc. (formerly PiMac Advisors Inc.), a mortgage lending advisory company. Since October 2019, Ms. Derycz-Kessler has been a member of the board of managers of Bristol Luxury Group LLC and Sugarfina Corporation (formerly Sugarfina Holdings LLC), the parent companies to Sugarfina USA LLC, a luxury candy retailer. Ms. Derycz-Kessler’s early career began as a lawyer in the international oil and gas sector, working at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP in New York. Subsequently, she joined Occidental Petroleum Corporation, overseeing legal for its Latin American exploration and production operations. From 2016 to 2018, Ms. Derycz-Kessler was a partner in UNESCO’s TeachHer program, a private–public sector partnership bridging the global gender gap in education. Ms. Derycz-Kessler holds a law degree from Harvard Law School and a master’s degree from Stanford University in Latin American Studies. She obtained her undergraduate “double” degree in History and Latin American Studies from University of California, Los Angeles (UCLA).

Ms. Derycz-Kessler’s qualifications to serve as a director of Tellurian include her knowledge of and experience in the energy industry and her leadership and management experience.

Name	Other Positions Held with the Company	Age and Business Experience

Dillon J. Ferguson	Chair of the Environmental, Social, Governance (ESG) and Nominating Committee

Mr. Ferguson (age 73) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments from December 2016 to February 2017. Mr. Ferguson is a partner at Pillsbury Winthrop Shaw Pittman LLP in its energy and litigation practices. Mr. Ferguson focuses his practice on oil and gas law, with an emphasis on both transaction and litigation matters. His clients are comprised of companies and individuals who are engaged in oil and gas activities, including exploration, production, processing, transportation, marketing and consumption. Mr. Ferguson has been a partner at Pillsbury Winthrop Shaw Pittman LLP since May 2016. He was a partner at Andrews Kurth LLP from 2001 to May 2016. Mr. Ferguson earned his B.B.A. from The University of Texas at Austin in 1970 and his J.D. from South Texas College of Law in 1973.

Mr. Ferguson’s qualifications to serve as a director of Tellurian include his experience practicing law and counseling energy companies involved in a wide array of transaction and litigation matters.

Executive Officers

As of April 23, 2021, our executive officers were as follows:

Name	Title	Age

Charif Souki	Executive Chairman	68
Octávio M.C. Simões	President and Chief Executive Officer	61
R. Keith Teague	Chief Operating Officer	56
L. Kian Granmayeh	Chief Financial Officer	42
Daniel A. Belhumeur	General Counsel	42
Khaled A. Sharafeldin	Chief Accounting Officer	58

See “Proposal 1—Election of Directors to the Company’s Board—Director Nominees to Hold Office for a Term Expiring at the 2022 Annual Meeting of Stockholders” for biographical information concerning Mr. Souki.

Octávio M.C. Simões has served as the President and Chief Executive Officer of Tellurian since November 30, 2020. Mr. Simões began acting as a Senior Advisor to the Chief Executive Officer of Tellurian in April 2019, and he was appointed as the Company’s Executive Vice President, LNG Marketing and Business Development in September 2020. Prior to joining the Company, Mr. Simões was President and Chief Executive Officer of Sempra LNG & Midstream from January 2012 to March 2019, where he was responsible for all liquefied natural gas and natural gas midstream activities, including Cameron LNG, a 12 million tonnes per annum liquefaction facility that came onstream with first LNG exports in August 2019. He has engineering degrees from the Georgia Institute of Technology and from the University of Massachusetts – Dartmouth, and he is a registered professional engineer.

R. Keith Teague has served as the Chief Operating Officer of Tellurian since the completion of the merger (the “Merger”) in February 2017 between Tellurian Investments and a subsidiary of Magellan Petroleum Corporation (now known as Tellurian Inc.), and he served as Chief Operating Officer of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere,

Mr. Teague served as Executive Vice President, Asset Group (February 2014–September 2016), Senior Vice President – Asset Group (April 2008–February 2014), Vice President – Pipeline Operations (May 2006–April 2008), and Director of Facility Planning (February 2004–May 2006). Mr. Teague also served as President of CQH Holdings Company, LLC (formerly known as Cheniere Pipeline Company), a wholly owned subsidiary of Cheniere, from January 2005 until September 2016. From December 2001 until September 2003, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies. He began his career with Texas Eastern Transmission Corporation, where he managed pipeline operations and facility expansion projects. Mr. Teague received a B.S. in Civil Engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

L. Kian Granmayeh has served as the Chief Financial Officer of Tellurian since March 6, 2020. Mr. Granmayeh began at Tellurian as a consultant to the Chief Financial Officer in January 2019 and was appointed as its Director of Special Projects in July 2019 and as the Company’s Director of Investor Relations in August 2019. Prior to joining Tellurian, he worked at Apache Corporation from May 2014 until February 2018, including as Manager of Investor Relations (July 2016–February 2018), Manager of Strategic Planning (January 2015–June 2016) and Manager of Project Execution (May 2014–December 2014). Prior to that, he was an Associate, and then a Vice President, at Lazard Frères & Co. from 2009 to 2014. He holds a B.A. from Columbia University and an M.B.A. from Rice University.

Daniel A. Belhumeur has served as the General Counsel of Tellurian since the completion of the Merger in February 2017 and as Chief Compliance Officer of Tellurian since March 2017, and he served as General Counsel of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere, Mr. Belhumeur served as Vice President, Tax and General Tax Counsel (January 2011–October 2016), Tax Director (January 2010–December 2010), and Domestic Tax Counsel (2007–2010). Mr. Belhumeur began his career in public accounting after he received his bachelor’s degree and master’s degree in Accounting from Texas A&M University. He then went on to obtain his law degree from the University of Kansas School of Law and his LL.M. from the Georgetown University Law Center.

Khaled A. Sharafeldin has served as the Chief Accounting Officer of Tellurian since the completion of the Merger in February 2017, and he served as Chief Accounting Officer of Tellurian Investments from January 2017 until the completion of the Merger. From April 2012 to January 2017, Mr. Sharafeldin served as Vice President – Internal Audit at Cheniere. Previously, at Pride International, he served as Director – Quality Management (2010–2011) and Director of Internal Audit (2005–2010). In addition, he served as Director of Internal Audit at BJ Services Company (2003–2005), served in several financial management roles at Schlumberger Limited (1996–2003), and was employed by the public accounting firm Price Waterhouse LLP in Houston, Texas (1991–1996). Mr. Sharafeldin received his Bachelor of Commerce from Cairo University in Egypt. He is also a Certified Public Accountant in the State of California.

Corporate Governance

Director Independence

Tellurian common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “TELL.” Nasdaq listing rules require that a majority of the Company’s directors be “independent directors,” as defined by Nasdaq corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company.

The Board is currently comprised of eight directors: Charif Souki, Martin Houston, Jean Abiteboul, Diana Derycz-Kessler, Dillon Ferguson, Jonathan Gross, Brooke Peterson, and Don Turkleson. The Board

has determined that each of Ms. Derycz-Kessler and Messrs. Abiteboul, Ferguson, Gross, and Turkleson, are “independent” for purposes of the Nasdaq listing standards. In assessing the independence of Mr. Abiteboul, the Board considered the existence of his prior consulting arrangements with the Company. In assessing the independence of Mr. Ferguson, the Board considered his role as a partner at Pillsbury Winthrop Shaw Pittman LLP, a law firm that represents the Company and Mr. Souki on various matters from time to time.

Board Leadership Structure; Executive Sessions

Currently, Mr. Simões is the Company’s President and Chief Executive Officer, and Mr. Souki is its Executive Chairman. The Board believes that having different individuals serving in the separate roles of Executive Chairman of the Board and Chief Executive Officer is in the best interest of stockholders in the Company’s current circumstances because it reflects the Chief Executive Officer’s responsibility over management of the Company’s operations and the Executive Chairman’s oversight of Board functions, strategic and commercial development, and financing activities.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board or an appropriate committee regularly receives reports from members of senior management and its outside advisors on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate committee receives these reports from the appropriate executive or advisor, as the case may be, so that it may understand and oversee the strategies used to identify, manage, and mitigate risks. The Compensation Committee oversees the management of risks relating to the Company’s incentive compensation plans, policies, practices and arrangements by considering information and reports with respect to whether such plans, policies, practices and arrangements encourage unnecessary or excessive risk taking, and presenting concerns to the full Board. The Audit Committee oversees management of financial, legal, and regulatory risks, including with respect to related party transactions. The Environmental, Social Governance (ESG) and Nominating Committee manages risks associated with the independence of the Board as well as risks associated with sustainability.

Board Evaluations

Each year, the members of the Board and each Board committee conduct a confidential oral assessment of their performance with members of our legal department. As part of the evaluation process, the Board reviews its overall composition, leadership structure, diversity, individual skill sets, format for meetings, and relationship with management to ensure that it serves the best interests of stockholders and positions the Company for future success. The results of the oral assessments are then summarized and communicated back to the Board. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. We believe that conducting these evaluations through a discussion with our Board members leads to more meaningful results that are more likely to result in changes when compared to conducting evaluations through a written process or completion of a questionnaire. As part of the evaluation process, each committee reviews its charter annually.

Code of Conduct and Business Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that summarizes Tellurian’s compliance and ethical standards and the expectations it has for its officers,

directors, and employees. Under the Code of Conduct, all directors, officers, and employees must follow ethical business practices in all business relationships, both within and outside of the Company.

The Code of Conduct is available on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” Tellurian intends to provide disclosure regarding waivers of or amendments to the Code of Conduct by posting such waivers or amendments to the website in the manner provided by applicable law.

Standing Board Committees

Audit Committee

The Audit Committee is comprised of Ms. Derycz-Kessler, Mr. Gross, and Mr. Turkleson (Chair). The functions of the Audit Committee are set forth in its written charter, as amended on December 4, 2019 (the “Audit Committee Charter”). The Audit Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.” The Board has determined that each member of the committee is independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules and that each of Ms. Derycz-Kessler and Mr. Turkleson qualifies as an “audit committee financial expert” as defined in SEC rules.

Under the Audit Committee Charter, the Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal accounting and financial controls, disclosure controls and procedures, and internal control over financial reporting, as well as the performance of the Company’s internal audit function; (iii) the audits of the Company’s financial statements and the appointment, engagement, compensation, termination (if necessary), qualifications, independence, and performance of the Company’s independent registered public accounting firm; and (iv) the Company’s compliance with legal and regulatory requirements and ethics programs. The Audit Committee has the sole authority to select, engage (including approval of the fees and terms of engagement), oversee, and terminate, as appropriate, the Company’s independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Mr. Abiteboul, Ms. Derycz-Kessler (Chair), and Mr. Turkleson. The functions of the Compensation Committee are set forth in its written charter, as amended on December 5, 2018 (the “Compensation Committee Charter”). The Compensation Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.”

The Board has determined that each member of the Compensation Committee qualifies as (i) an independent director under applicable Nasdaq rules, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) to the extent required for awards intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), an “outside director” for purposes of Section 162(m) of the IRS Code.

Under the Compensation Committee Charter, the primary duties and responsibilities of the Compensation Committee are to assist the Board in fulfilling its responsibilities with respect to the Company’s compensation plans, policies, programs, and practices, including (i) determining, and/or recommending to the Board for its determination, the compensation of the Company’s chief executive officer and all other executive officers of the Company; and (ii) reviewing and approving, and/or recommending to the Board for its approval, equity and other incentive compensation plans, policies, and programs for the Company’s directors, officers, employees, or consultants, and overseeing and administering such plans, policies, and programs in accordance with their terms. From time to time, the Compensation Committee consults with the Executive Chairman regarding executive and director compensation matters and with the Chief Executive Officer and/or Chief Human Resources Officer of the Company regarding executive compensation matters. In addition, the Vice Chairman of the Board regularly serves as a non-voting advisory participant in meetings of the Compensation Committee.

Environmental, Social, Governance (ESG) and Nominating Committee

The Environmental, Social, Governance (ESG) and Nominating Committee (the “ESG and Nominating Committee”) is comprised of Ms. Derycz-Kessler and Mr. Ferguson (Chair). The functions of the ESG and Nominating Committee are set forth in its written charter, as amended on March 10, 2021 (the “ESG and Nominating Committee Charter”). The ESG and Nominating Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.” The Board has determined that each member of the committee is independent under applicable Nasdaq rules.

Under the ESG and Nominating Committee Charter, the ESG and Nominating Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) identifying individuals qualified to serve as directors; (ii) recommending to the Board candidates for nomination for election to the Board at the annual meeting of stockholders or to fill Board vacancies; (iii) developing and recommending to the Board a set of corporate governance guidelines and reviewing on a regular basis the overall corporate governance of the Company; and (iv) monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including environmental, social and governance issues.

ESG Practices

Oversight for the Company’s ESG efforts resides with the Board and its committees. In particular, the ESG and Nominating Committee is responsible for monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including ESG issues. The committee’s responsibilities were expanded in 2021 to expressly address environmental and social issues. We also coordinate environmental and social activities through a non-Board committee with representatives from throughout the organization, including personnel from the executive leadership, including our Chief Executive Officer, regulatory, communications, health and safety, strategy, human resources and investor relations functions. In addition, the ESG and Nominating Committee regularly receives ESG-related reports from investor relations personnel. We consider ESG-related risks and opportunities on an ongoing basis, disclose meaningful and appropriate ESG-related information with regard to our current and planned operations, and encourage dialogue on ESG topics with our stakeholders. With respect to environmental issues in particular, we evaluate and monitor environmental topics, including those related to greenhouse gas emissions, air quality, water management, biodiversity, and incident management.

Our current operations focus on natural gas production and development. The environmental protection practices we follow when conducting these operations include:

•	using intermittent or low bleed pneumatic controllers that can maintain a process condition;

•	decommissioning all well pad flares;

•	shutting in wells to prevent venting if our safety systems detect an unexpected drop in pressure;

•	routing gas to sale as soon as practical to avoid flaring on completions;

•	performing annual leak detection and repair (LDAR) surveys utilizing optical gas imaging (OGI) to allow identification and repair of leaks, which reduces the time between leak identification, mitigation, and repair;

•	using multiple containment layers surrounding the pipe, including layers of concrete, to assure the production flow and any fracturing fluids pumped do not come in contact with the surrounding earth or water table;

•	capturing all hydraulic fracturing fluid and sending it to a state-approved facility; and

•	not using diesel or benzene, toluene, xylene and ethylbenzene (BTEX) chemicals in our hydraulic fracturing fluids.

With respect to social matters, we position ourselves as an employer of choice by offering industry competitive compensation, including a comprehensive benefits package to provide for the health and welfare and retirement needs of our employees. In addition, we have a variety of policies intended to help foster an ethical, respectful and inclusive workplace environment:

•	Our Code of Conduct provides a comprehensive resource governing ethical concerns, employee privacy and workplace matters, legal compliance, and other matters.

•	Our equal employment opportunity policy commits us to fairly treating all employees and candidates, without regard to characteristics having no bearing on job performance.

•	Our harassment policy addresses many forms of unwanted attention, including sexual harassment.

Relatedly, our Public and Government Affairs team implements our community investment strategy, which includes supporting the communities where we live and work through strategic donations and neighborhood involvement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2020, an officer or employee of the Company, and no such member has ever served as an officer of the Company. Except as described below, during the fiscal year ended December 31, 2020, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board. As previously disclosed, Brooke Peterson, a director and until December 2020 a member of the Compensation Committee, is the Chief Executive Officer of Ajax Holdings LLC, a company that is owned 50% indirectly by Charif Souki and 50% by the Souki Family 2016 Trust.

Communications with Directors

Any stockholder wishing to communicate with the Board or any individual director may do so by contacting the Corporate Secretary at the address, telephone number, facsimile number, or e-mail address listed below:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Attention: Corporate Secretary

Telephone: (832) 962-4000

Facsimile: (832) 962-4055

Website: http://www.tellurianinc.com

E-mail: CorpSec@tellurianinc.com

All communications will be forwarded to the Board or the relevant Board member. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Stockholders also may communicate with management by contacting the Corporate Secretary using the above contact information.

Director Attendance at Annual Meetings

The Company does not have a policy regarding attendance of directors at annual meetings of stockholders. All of the Company’s current directors attended in person or by phone the Company’s last annual meeting of stockholders held on June 10, 2020.

Board Nomination Process

The ESG and Nominating Committee identifies director nominees based on recommendations from management, directors, stockholders, and other sources. In identifying and evaluating director nominees, the ESG and Nominating Committee takes into account, among other things, individual director performance (including for incumbent directors, their Board and committee meeting attendance and performance and length of Board service), qualifications, expertise, integrity, independence under Nasdaq or other applicable listing standards, depth and diversity of experience (including service as a director or executive with other entities engaged in the Company’s business), willingness to serve actively and collaboratively, leadership and other skills, and the ability to exercise sound judgment. The Board does not currently employ an executive search firm, or pay a fee to any other third party, to identify qualified candidates for director positions.

The Board and ESG and Nominating Committee will consider any director candidates recommended to the Board by stockholders on the same basis as candidates submitted by others. Stockholders who wish to recommend a prospective director nominee for consideration by the Board should notify the Corporate Secretary in writing at the Company’s offices at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002. The Corporate Secretary will forward all such stockholder recommendations on to the Board for its consideration. Any such recommendation should provide whatever supporting material the stockholder considers appropriate but should include at a minimum such background and biographical material as will enable the ESG and Nominating Committee to make an initial determination as to whether the nominee satisfies the Board membership criteria set forth above. No stockholder nominations were received by the Board in 2020.

Audit Committee Report

In connection with the preparation and filing of the audited financial statements of Tellurian, for the fiscal year ended December 31, 2020 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed the audited financial statements with senior management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the forward-looking statements.

•	The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•	The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence from the Company and considered the compatibility of the auditors’ non-audit services to the Company, if any, with the auditors’ independence.

Based upon the functions performed, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2021.

Respectfully submitted by the Audit Committee of the Board of Directors,

Don A. Turkleson (Chair) Diana Derycz-Kessler Jonathan S. Gross

Board and Committee Meetings Held During 2020

As noted in the table below, during 2020, 20 meetings of the Board, 11 meetings of the Audit Committee, 11 meetings of the Compensation Committee, and eight meetings of the ESG and Nominating Committee (then-known as the Governance and Nominating Committee) were held. During 2020, all of the directors then in office attended at least 75% of the total number of meetings of the Board and committees of the Board on which the directors served. The table below also indicates the members of the Board and each committee of the Board.

Name	Board	Committees
		Audit	Compensation	Governance and Nominating

Charif Souki	Executive Chairman
Martin J. Houston	Vice Chairman
Jean P. Abiteboul (1)	Member		Member
Diana Derycz-Kessler (2)	Member	Member	Chair	Member
Dillon J. Ferguson	Member			Chair
Eric P. Festa (3)	Former Member

Name	Board	Committees
		Audit	Compensation	Governance and Nominating

Meg A. Gentle (4)	Former Member
Jonathan S. Gross (5)	Member	Member
Brooke A. Peterson (6)	Member	Former Member	Former Chair	Former Member
Don A. Turkleson	Member	Chair	Member
Number of meetings in 2020	20	11	11	8

(1)	On November 29, 2020, Mr. Abiteboul was appointed as a director of the Company and as a member of the Compensation Committee.

(2)	On November 29, 2020, Ms. Derycz-Kessler was appointed as the Chair of the Compensation Committee.

(3)	On July 31, 2020, Mr. Festa resigned as a director of the Company.

(4)	On November 29, 2020, Ms. Gentle resigned from her position as a director of the Company in connection with her separation from the Company.

(5)	On November 29, 2020, Mr. Gross was appointed as a director of the Company and as a member of the Audit Committee.

(6)	Since November 29, 2020, Mr. Peterson has not served as the Chair of the Compensation Committee or as a member of either the Audit Committee or the Compensation Committee.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Audit Committee has appointed and engaged Deloitte to serve as the independent registered public accounting firm to audit Tellurian’s financial statements for the fiscal year ending December 31, 2021, and to perform other appropriate audit-related services. Deloitte began serving as Tellurian’s independent registered public accounting firm on February 13, 2017. Tellurian stockholders are hereby asked to ratify the Audit Committee’s appointment of Deloitte as Tellurian’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Audit Committee is solely responsible for selecting Tellurian’s independent auditors. Although stockholder ratification of the appointment of Deloitte is not required by law or Tellurian’s governing documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the Tellurian stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment of Deloitte is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tellurian and its stockholders.

Tellurian expects that a representative from Deloitte will be present at the Meeting. Any such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountants’ Fees and Services

Deloitte served as the principal accountant for the audit of Tellurian’s consolidated financial statements for the fiscal years ended December 31, 2019 and December 31, 2020 and review of Tellurian’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2019 and December 31, 2020. Information about Deloitte’s fees and services in those years is provided below.

Audit Fees

The aggregate fees paid or to be paid to Deloitte for the audit of the consolidated financial statements of Tellurian and the review of the condensed consolidated financial statements included in Tellurian’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2019 and December 31, 2020 were $1,167,268, and $1,037,207, respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte in connection with audit-related services provided to Tellurian during the fiscal years ended December 31, 2019 and December 31, 2020 were $205,000 and $435,000, respectively.

Audit-related services related to, among other things, review of registration statements, the provision of comfort letters and attendance at stockholder and Audit Committee meetings.

Tax Fees

The aggregate fees paid or to be paid to Deloitte in connection with tax services provided to Tellurian during each of the fiscal years ended December 31, 2019 and December 31, 2020 were $12,600. Tax services performed during the fiscal years ended December 31, 2019 and December 31, 2020 related to tax compliance services.

All Other Fees

The aggregate other fees paid or to be paid to Deloitte for any other services rendered to Tellurian during each of the fiscal years ended December 31, 2019 and December 31, 2020 was $0.

Pre-Approval Policies

Under the terms of the Audit Committee Charter, the Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may form and/or delegate authority to a subcommittee consisting of one or more members or the Chairman of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are to be presented to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees, and all other fees paid or to be paid during the fiscal years ended December 31, 2019 and December 31, 2020 were approved by the Audit Committee.

Vote Required for Approval

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote (and your broker does not exercise its discretion to vote your shares on this matter) or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 2, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes our compensation program for our named executive officers for the 2020 fiscal year.

Named Executive Officers

Our named executive officers (“NEOs”) based on position and compensation for the fiscal year ended December 31, 2020 are the following individuals:

Name	Position

Charif Souki (1)	Executive Chairman
Octávio M.C. Simões	President and Chief Executive Officer (“CEO”) (2)
Meg A. Gentle	Former President and Chief Executive Officer (“former CEO”) (2)
R. Keith Teague	Chief Operating Officer
L. Kian Granmayeh	Chief Financial Officer (3)
Daniel A. Belhumeur	General Counsel
Khaled A. Sharafeldin	Chief Accounting Officer

(1)	On June 22, 2020, Mr. Souki was appointed as the Executive Chairman of the Company.

(2)	On November 29, 2020, Mr. Simões was appointed as the President and CEO of the Company, following the resignation of Ms. Gentle from those positions on that same date.

(3)	On March 6, 2020, Mr. Granmayeh was appointed as the Chief Financial Officer of the Company.

The compensation scheme for our Executive Chairman, Mr. Souki, is customized for his unique role in the Company and is therefore significantly different than that for the other NEOs. Accordingly, the discussion of our executive compensation programs below does not include Mr. Souki’s compensation, except where specifically noted. Mr. Souki’s compensation is addressed separately at the end of the Compensation Discussion and Analysis.

2020 Performance Highlights

Under the leadership of our NEOs, we continued our efforts to create value for stockholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide through a portfolio of natural gas production, LNG trading, and infrastructure assets.

Since our inception as Tellurian Investments in 2016, our efforts have been driven by the goal of constructing an LNG terminal facility (the “Driftwood terminal”) and related pipelines (collectively, the “Pipeline Network”)—and owning upstream gas assets (together with the Driftwood terminal and the Pipeline Network, the “Driftwood Project”) to provide optionality to our business model. Our success depends to a significant extent upon our ability to obtain the funding necessary to construct the Driftwood Project on a commercially viable basis, to finance the costs of our operations, development activities and general working capital needs until our facilities are fully operational and to implement our LNG marketing strategies. In 2020, the Company did not succeed in securing a commercial counterparty for the Driftwood Project but raised equity capital in anticipation of future commercial development, reduced debt, and made significant progress in other areas, including refining our focus on our marketing efforts.

Executive Summary of our Compensation Program

The following executive summary does not include Mr. Souki’s compensation, which is addressed separately in the Compensation Discussion and Analysis on page 41.

Program Focus

•	Our executive compensation program links our executives’ pay to (i) the achievement of the Company’s current and long-term strategic projects, particularly the successful financing and construction of the Driftwood terminal and related pipelines and (ii) increases in our stock price.

Pay Elements

•	Our executive compensation program is currently comprised of three primary pay elements: (i) annual base salary; (ii) a discretionary annual bonus; and (iii) long-term and retention incentives, which over time have consisted of (a) performance-based restricted stock and cash incentives that vest only if we are able to secure a final investment decision by our Board to proceed with the construction of the Driftwood terminal (“FID”), (b) time-vested stock options, (c) retention awards, including time-vested restricted stock units, and performance-based cash incentives that are earned in tranches upon meeting certain Company stock price hurdles and that vest based on continued performance thereafter (“Performance-Based Retention Awards”), and (d) long-term cash incentive awards earned in stages based on the delivery of a notice to proceed with respect to designated construction phases of the Driftwood terminal and generally payable subject to continued employment thereafter (the “Driftwood Incentive Program”). We also provide standard employee benefits.

•	The majority of our NEOs’ compensation is variable and made up of annual bonus awards and outstanding long-term incentives.

Setting Compensation

•	Executive compensation decisions generally are made by our Board based on recommendations from our independent Compensation Committee.

•	When making compensation recommendations, the Compensation Committee reviews data from its independent compensation consultant (currently Pearl Meyer & Partners, LLC (“Pearl Meyer”)) and receives input from our CEO and other members of our senior management team as well as from the Executive Chairman. In addition, the Vice Chairman of the Board regularly serves as a non-voting advisory participant in meetings of the Compensation Committee.

•	The Compensation Committee also reviews relevant market compensation data, which includes the compensation paid by a peer group of companies in our industry sectors that we compete against for executive talent. We strive to set base salaries at the 50th percentile of market, annual compensation opportunities (i.e., base salary and annual incentives) at the 75th percentile of market, and total compensation opportunities (i.e., base salary, annual incentives and long-term incentives issued or amortized in the relevant year) at up to the 90th percentile of market when warranted for exceptional Company performance and individual achievement.

•	We view compensation cumulatively over the course of multiple years. Accordingly, we may take into account outstanding compensation opportunities provided in previous years in making decisions for the current year.

Key 2020 Compensation Actions

•	We issued an FID-based cash incentive and shares of FID restricted stock to Mr. Simões in connection with his onboarding with the Company, and we issued FID restricted stock to both Mr. Simões and Mr. Granmayeh upon their promotions to the positions of Chief Executive Officer and Chief Financial Officer, respectively.

•	We adjusted the 2020 base salaries of Mr. Sharafeldin based on his job duties and performance in 2019, and of Mr. Simões and Mr. Granmayeh coincident with their promotions to the positions of Chief Executive Officer and Chief Financial Officer, respectively.

•	We did not award discretionary annual bonuses to our NEOs for 2020 because we did not achieve our key commercial targets for the year.

•	We issued retention incentives to certain of our NEOs. Depending on the NEO, the retention incentives included either time-vested restricted stock units that vest ratably over 12 months, Performance-Based Retention Awards that, if earned, vest thereafter based on continued employment with the Company, or both.

•	We issued time-vested stock options to Mr. Souki, made a payment of cash compensation to him for service as Executive Chairman in fiscal year 2020, and increased his fiscal year 2021 cash compensation for his service as Executive Chairman in fiscal year 2021.

•	We entered into a separation agreement with our former Chief Executive Officer, Ms. Gentle, in connection with her resignation from the Company. The separation agreement provides certain benefits to Ms. Gentle in exchange for her relinquishment of $14 million of incentive opportunities under the Driftwood Incentive Program and her agreeing to certain customary restrictive covenants.

Compensation Best Practices

•	We seek to incorporate and adhere to compensation best practices in our executive compensation program. Please see the chart under the heading “Our Executive Compensation Philosophy and Practices—Our Executive Compensation Practices” for details.

Our Executive Compensation Philosophy and Practices

The following discussion regarding our executive compensation philosophy and practices does not cover our Executive Chairman, as Executive Chairman compensation is addressed separately in the Compensation Discussion and Analysis on page 41.

Objectives and Philosophy

The objectives of our executive compensation program are to attract the top executive talent in our competitive, growing industry and to motivate such individuals to execute on the Company’s business strategy and to remain with the Company long-term.

With those objectives in mind, our executive compensation philosophy is as follows:

•	Our executives’ pay should be linked to the achievement of current and long-term Company strategic projects. Our business strategy is dependent on the successful financing and construction of the Driftwood terminal and Pipeline Network and the acquisition of complementary upstream assets. Accordingly, our NEOs’ compensation is generally tied to the completion of those projects. For example, the outstanding restricted stock awards held by our NEOs and the cash-based FID award issued to Mr. Simões require reaching FID as a prerequisite to any vesting or payout of such awards. The awards under our Driftwood Incentive Program are earned in tranches based on the delivery of a notice to proceed with designated construction phases of the Driftwood terminal. Furthermore, the metrics in our discretionary annual bonus program are weighted toward short-term goals that significantly advance our ability to reach FID, construct the Driftwood terminal, progress the Pipeline Network and acquire upstream assets.

•	Compensation should be market competitive. We compete with our peers and other companies in our industry sectors for executive-level talent. We therefore benchmark our executive compensation program against a group of publicly traded peers and other companies in our industry sectors using compensation surveys and relevant industry data. Base salaries of our NEOs are targeted at the median, or the 50th percentile, of the relevant benchmarked data (“market”). Annual compensation opportunities (base salary and annual bonus) are targeted at the 75th percentile of market. Total compensation opportunities (base salary, annual bonus and long-term incentives) are targeted at the 90th percentile of market when warranted for exceptional Company performance and individual achievement. In addition, as described below, we have implemented a number of executive compensation best practices.

•	Compensation should support the stability of our executive team for the long term. Our business strategy requires a long-term focus, with the completion of the various phases of the Driftwood terminal and Pipeline Network scheduled to stretch into the early to mid-2020s, and with the full deployment of our capabilities thereafter expected to take several years. We want executives who are similarly focused on the long term. With the complexity of our business and the extended timelines for completion of our critical projects, the voluntary departure of top executive talent and the related loss of institutional knowledge would be harmful to our business. We therefore instituted retention awards that incentivize our executive team to remain committed to the Company and its growth and that require our NEOs to remain employed after satisfaction of performance criteria in order for the awards to vest. Similarly, many of our FID restricted stock and cash incentive awards now require employment for up to two years following FID to achieve full vesting or payout. We also maintain the Driftwood Incentive Program to provide for incentives after FID and designed that program to provide for delayed payouts that are generally contingent upon each executive remaining employed with us for several years following commencement of the various phases of the Driftwood terminal.

•	Compensation should align the interests of our executives with those of our stockholders. Although we expect that achievement of our business strategy will drive stock price performance, we believe that our executive team should think like and be motivated as owners so that their interests are aligned with those of our stockholders. We have therefore structured their long-term incentives so that a portion consists of restricted shares of Tellurian stock (which vest generally upon FID or other milestones) and another portion consists of stock options that have value to the executive only if our stock price increases. In addition, our performance-based retention awards are earned in tranches based on the increase in value of our common stock. We have also included stock performance targets in our CEO’s annual bonus metrics.

Compensation Mix

Our compensation philosophy is reflected in the proportion of our NEOs’ compensation that is variable as compared to the overall compensation package awarded to our NEOs. The charts below show the targeted fixed and variable components applicable to our NEOs for 2020 as a percentage of their target total direct compensation, as well as the fixed and variable components to the named executive officers of our peers and other companies in our industry sectors as a percentage of their total direct compensation for 2020, based on data provided by Pearl Meyer. These charts are not a substitute for the “Summary Compensation Table,” which includes amounts in addition to target total direct compensation. For 2020, Mr. Simões’s target compensation was 77% variable and linked to Company performance, as compared to approximately 89% for chief executive officers of our peers and other companies in our industry sectors, but still well below the market median of target total compensation for chief executive officers. For Messrs. Teague, Belhumeur, and Sharafeldin, approximately 83%, 84%, and 72%, respectively, of their target compensation was variable and linked to Company performance, in each case more than the approximately 82%, 78%, and 57% of target total compensation that was variable and linked to company performance for chief operating officers, general counsels, and chief accounting officers, respectively, among our peers and other companies in our industry sectors. In addition, for Mr. Granmayeh, approximately 60% of his target compensation was variable and linked to Company performance, as compared to approximately 80% of target total compensation being variable and linked to company performance for chief financial officers among our peers and other companies in our industry sectors.

*	For purposes of determining total compensation opportunities, we amortize awards under (i) the Driftwood Incentive Program over ten years from the date of grant and (ii) the retention cash program over two years. The portion of such awards amortized in 2020 is, therefore, included in the charts above as our NEOs’ 2020 long-term incentive.

Our Executive Compensation Practices

Our executive compensation program reflects a number of best pay practices, including the following:

What Tellurian does	What Tellurian does not do

• Pay-for-performance compensation structure (a significant portion of NEO pay is variable and tied to individual performance and the achievement of major corporate milestones or stock price performance).	• No gross-ups for penalty taxes or interest that may be imposed under the IRS Code.
• Annual review of market compensation in setting executive compensation.	• No guaranteed bonuses.
• Prohibit hedging transactions involving company stock.	• No automatic base salary increases.
• At-will employment.	• No fixed-term employment agreements.
• Retain services of an independent compensation consultant.	• No defined benefit retirement plan or supplemental executive retirement plan.
• No significant perquisites.	• No contractual severance arrangements with NEOs and no executive severance plans or policies.
• Maintain discretion to pay all or a portion of annual incentives and certain other long-term and retention awards in the form of shares.	• No repricing, cancellation or exchange of option awards.

Administration of Executive Compensation Programs and Methodology

The Role of the Compensation Committee

Our Compensation Committee sets our compensation philosophy and objectives and designs our executive compensation programs to support our strategic business objectives. The Compensation

Committee is comprised entirely of independent directors who are appointed by the Board and meets at least annually with the CEO and any other corporate officers that the Compensation Committee deems appropriate. From time to time, the Compensation Committee also consults with the Executive Chairman and Vice Chairman of the Board regarding executive and director compensation matters. In addition, the Vice Chairman of the Board regularly serves as a non-voting advisory participant in meetings of the Compensation Committee. The Compensation Committee meets in executive session on an as-needed basis.

The Compensation Committee is responsible for the following:

•	Reviewing and making recommendations to the Board regarding the compensation of the CEO and all other executive officers of Tellurian.

•	Reviewing and making recommendations to the Board, on an annual basis, regarding the corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives.

•	Considering information and reports with respect to whether our compensation programs encourage unnecessary or excessive risk, and reporting concerns to the Board.

•	Designing the equity and other incentive compensation plans, policies and programs for the benefit of Tellurian’s directors, executive officers, officers, employees and consultants and recommending that the Board adopt the same.

•	Overseeing and administering equity and other incentive compensation plans, policies and programs in accordance with their terms.

•	Reviewing the form and amount of non-employee director compensation at least annually and making recommendations with respect thereto to the Board for its approval.

•	Assessing the performance criteria and compensation levels of key executives.

•	Reviewing, on a quarterly basis, progress towards the achievement of corporate performance goals and other considerations relevant to the determination of our NEOs’ annual discretionary bonuses and making a final recommendation for the Board’s approval.

The Role of Management

The Compensation Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. The Compensation Committee receives from both the CEO and the Executive Chairman compensation recommendations and evaluations of the executive group (including with respect to the annual bonus award pool size and individual bonus awards, if any). The CEO meets with the Compensation Committee at least annually, and the Executive Chairman meets with the Compensation Committee regularly, as part of the Compensation Committee’s discussion and review of the performance criteria and compensation levels of the other key executives. However, the CEO is not, and may not be, present during any voting or deliberations on the CEO’s compensation.

Management also plays a role in Tellurian’s annual bonus program. Management will review the achievement of corporate goals to date and make a recommendation to the Compensation Committee regarding the annual bonus pool to award employees outside of the executive group and individual bonus awards to employees outside of senior management. The Compensation Committee takes management’s recommendation into account but ultimately has the sole discretion to determine or recommend to the Board for its determination the amount and form (i.e., cash, equity or a mix thereof) of annual bonus awards to the CEO and other executive officers and other employees and consultants outside of senior management.

Our Senior Vice President and Chief Human Resources Officer prepares materials for the CEO and the Compensation Committee for the exercise of their distinct, but interrelated, compensation responsibilities.

The Role of the Independent Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. In 2020, Pearl Meyer provided the Compensation Committee with advice and information regarding current executive compensation practices, including market trends and reviews, and benchmarking of our executive compensation against the market. The Compensation Committee utilizes the benchmarking data provided by Pearl Meyer in making its compensation recommendations to the Board. Representatives of Pearl Meyer are invited to select Compensation Committee meetings to present their benchmarking data and to assist the Compensation Committee with its executive compensation decisions. Pearl Meyer also conducts an annual assessment of issues that may or could be associated with or indicative of excessive compensation-related risk-taking and summarizes its findings for the Compensation Committee’s review. In its compensation-related risk assessments in each of 2017, 2018, 2019, and 2020, Pearl Meyer identified no programs or practices that indicated the presence of a material compensation-related risk.

Review of Executive Officer Compensation

Generally

Our review of executive officer compensation encompasses the structure of our executive compensation programs, the targeted amount of compensation for each executive, and the determination of the actual amounts earned or payable under our executive compensation programs. The Compensation Committee considers multiple sources of internal and external data to reach final determinations and to recommend actions to the Board, including the recommendations of the CEO. In making its determinations and recommendations, the Compensation Committee may consider factors such as executive compensation programs in effect at our peer group companies, our business goals, objectives, and challenges, comparative compensation benchmarking data provided by Pearl Meyer, the nature of a particular officer’s duties and responsibilities as compared to the corresponding position used in the benchmarking data, the experience and value the executive brings to the role and the executive’s opportunities outside of the Company, the executive’s performance results, the success demonstrated by both the Company and the executive in meeting strategic and other business objectives, the relationship of compensation earned compared to Company performance, previous compensation awarded to the executive that remains outstanding, and the impact on the internal equity of our pay structure within the Company.

The Compensation Committee’s review of executive compensation is done throughout the year on an as-needed basis. The Compensation Committee ordinarily reviews individualized, position-specific compensation benchmarking studies provided by Pearl Meyer in the fourth quarter of each year, which helps the Compensation Committee make recommendations to the Board for the upcoming fiscal year. In the first quarter of each year, the Compensation Committee makes recommendations to the Board regarding base salaries for the upcoming fiscal year and discretionary annual incentive bonus awards for the most recently completed fiscal year. At the same time, the Compensation Committee ordinarily recommends to the Board, and ultimately the Board sets, goals applicable to the discretionary annual incentive bonuses for the upcoming year. The Compensation Committee, together with the CEO, reviews the year-to-date progress on the corporate goal achievement each quarter. Following completion of the year, the Compensation Committee will review the discretionary annual incentive bonus payouts for the NEOs recommended by the CEO and will present them to the Board for approval in the first quarter of the next year. The Compensation Committee makes long-term and retention incentive awards from time to time as and when determined necessary or appropriate. Because we tend to grant large, up-front awards of long-term incentive compensation, and because we view long-term compensation opportunities on a cumulative basis, we may not make long-term or retention grants each year and tend only to make such grants when appropriate, such as coincident with the hire or promotion of an executive or as and when needed to encourage executive retention or implement a new long-term or retention incentive scheme.

Compensation Peer Group

As noted above, we use peer group companies, along with other companies in our industry sectors, to benchmark our compensation. Our peer group consists of publicly traded companies in (i) the oil and gas storage and transportation sector, (ii) the oil and gas exploration and production sector and (iii) the utilities sector. We have selected companies in each of these sectors as part of our peer group because our business model makes it such that we perform functions performed by or related to companies in each of those sectors. In constructing the peer group, we also considered peers of peers, peers identified from analyst reports or by research done by Pearl Meyer, and other peers identified by management as competitors for business or talent, and we took into account financial size, industry focus, workforce, business operations, and geographic footprint in determining whether to include companies in the peer group.

With the assistance of Pearl Meyer, our Compensation Committee reviews the composition of the peer group annually so that the included companies remain relevant for comparative purposes. The Compensation Committee, with the assistance of Pearl Meyer, reviewed the peer group in the third quarter of 2020 and made certain incremental changes to the composition of the peer group by replacing acquired companies and by adding one additional oil and gas exploration and production peer and one oil and gas transportation peer. Expanding the peer group slightly provides depth to our analysis and protection against possible changes to our peer group from consolidations, bankruptcies, or similar events. The revised peer group will be used for purposes of determining compensation for 2021.

Tellurian’s peer groups for purposes of determining compensation for 2020 and 2021 are listed below:

Sector	Peer	2020	2021

Oil and Gas Storage and Transportation Companies	Cheniere Energy, Inc.	✓	✓
	Enterprise Products Partners L.P.	✓	✓
	Gibson Energy Inc.	✓	✓
	Kinder Morgan, Inc.	✓	✓
	NextDecade Corporation	✓	✓
	NuStar Energy L.P.	✓	✓
	ONEOK, Inc.	✓	✓
	Targa Resources Corp.		✓
	The Williams Companies, Inc.	✓	✓

Sector	Peer	2020	2021

Oil and Gas Exploration and Production Companies	Anadarko Petroleum Corporation	✓
	Apache Corporation		✓
	Continental Resources, Inc.		✓
	EQT Corporation	✓	✓
	Noble Energy, Inc. (1)	✓	✓
	Range Resources Corporation	✓	✓
	Southwestern Energy Company	✓	✓
	WPX Energy, Inc.	✓	✓

Utilities	The AES Corporation	✓	✓
	Dominion Energy, Inc.	✓	✓
	PPL Corporation	✓	✓
	Sempra Energy	✓	✓

	Total	18	20

(1)	Noble Energy, Inc. was acquired by Chevron Corporation in October 2020.

Risk Oversight

Consistent with the compensation-related risk assessment made by Pearl Meyer, we have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the achievement of our strategic business objectives or stock price performance. The combination of performance measures for the annual bonus awards and long-term incentive compensation program encourages executives to maintain both a short and a long-term view with respect to Company performance. We maintain an insider trading policy that prohibits directors, officers and employees of the Company from hedging or engaging in derivative transactions involving shares of Tellurian stock.

Stockholder Advisory Say-on-Pay

At our annual meeting of stockholders held on September 20, 2017, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with over 99% of the votes cast “for” approval. Our stockholders also voted to approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our NEOs, with over 96% of votes cast “for” such votes to be held every three years. After considering the advisory vote of the stockholders, the Board determined to provide for the advisory “say on pay” stockholder vote on a triennial basis. At our annual meeting of stockholders held on June 10, 2020, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with approximately 97% of the votes cast “for” approval. As an advisory vote, the results are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders and may consider the outcome of advisory say-on-pay votes when making future compensation decisions for our NEOs. The next non-binding advisory votes regarding the compensation of our NEOs and the frequency of future “say on pay” stockholder votes will be held at the 2023 annual meeting of stockholders, in accordance with SEC rules.

Components of Pay and 2020 Compensation Decisions

The following discussion regarding the components of pay and 2020 compensation decisions does not cover our Executive Chairman, as Executive Chairman compensation is addressed separately in the Compensation Discussion and Analysis on page 41.

Components of Tellurian’s Compensation Program

Our executive compensation program generally consists of the following pay elements:

Compensation Element	Compensation Type	Form of Compensation	Purpose

Base salary	Fixed	• Cash	• Provide competitive cash compensation based on position and experience
Annual discretionary bonus awards	Variable	• Annual discretionary bonus paid in cash, common stock, restricted stock units, or a combination thereof

•      Motivate and reward the achievement of annual corporate goals and strategic milestones over the short term

•      Payment in stock or other equity awards preserves cash and aligns the long-term interests of employees and stockholders by promoting stock ownership

Long-term and retention incentive awards	Variable

•      Performance-based restricted shares and/or restricted stock units

•      Stock options

•      Time-vested retention restricted stock units

•      Performance-vested retention awards

•      Performance-based cash awards under the Driftwood Incentive Program

•      Motivate and reward accomplishment of company milestones and creation of long-term stockholder value

•      Align the long-term interests of employees and stockholders

•      Encourage the retention of our NEOs and the stability of our executive team

Employee benefits	Fixed	• Health and welfare plans • Retirement plan

•      Provide industry-standard employee benefits necessary to attract and retain talent

•      Allow executives and other employees to defer compensation on a tax-advantaged basis through our 401(k) plan with the potential for Company match

Base Salary

Consistent with our executive compensation philosophy, base salaries for the NEOs are targeted at the 50th percentile of market. The Compensation Committee reviews our NEOs’ base salaries annually.

In 2020, we generally kept existing NEOs’ salaries flat. We did, however, provide an approximately 11% raise to Mr. Sharafeldin in light of his job responsibilities and his 2019 performance. Base salaries for Messrs. Simões and Granmayeh were set upon their appointment to their new roles as Chief Executive Officer and Chief Financial Officer, respectively, in accordance with the benchmarking data for their respective positions.

In 2020, our NEOs’ base salaries were as follows:

Name	Prior Base Salary	2020 Base Salary	Percentage Increase

Octávio M.C. Simões (1)	$660,000	$725,000	9.8%
Meg A. Gentle	$721,000	$721,000	0.0%
R. Keith Teague	$515,000	$515,000	0.0%
L. Kian Granmayeh (2)	$215,000	$380,000	76.7%
Daniel A. Belhumeur	$412,000	$412,000	0.0%
Khaled A. Sharafeldin (3)	$360,500	$400,000	11.0%

(1)	The prior base salary of Mr. Simões was effective as of his commencement of employment on September 28, 2020. The 2020 base salary of Mr. Simões was effective as of November 30, 2020, following his appointment as the President and CEO of the Company.

(2)	The prior base salary of Mr. Granmayeh was effective as of January 1, 2020. The 2020 base salary of Mr. Granmayeh was effective as of March 9, 2020, following his appointment as the Chief Financial Officer of the Company.

(3)	The 2020 base salary of Mr. Sharafeldin was effective as of January 1, 2020.

Discretionary Annual Bonus

Our executive officers are eligible to earn a discretionary annual incentive bonus for each fiscal year. Annual bonus awards, if any, are determined in relation to pre-established target and stretch amounts established for each NEO and are based on a holistic review of corporate and individual performance for the year. Although the Compensation Committee and the Board establish corporate goals for each year, there is no bonus formula or weighting of those goals, and actual bonus determinations may take into account a number of other factors, including Company and individual achievements during the year that are not covered by the pre-established goals. The Compensation Committee reviews corporate performance throughout the year (generally on a quarterly basis) and receives input from our CEO and management team before making a final assessment and bonus recommendation to the Board in the first quarter of the year following the year to which such annual bonus relates. Annual bonuses may be paid in cash and/or stock or other equity awards as the Board may determine in its discretion. In the first quarter of 2020, we made a discretionary bonus award to Mr. Granmayeh (who was not an NEO at that time) for performance with respect to fiscal year 2019, which award was delivered in the form of an award of restricted stock units that vest in 12 substantially equal monthly installments through May 1, 2021.

2020 Annual Bonus Targets

For the 2020 annual bonus awards, target and stretch bonus amounts were set by the Compensation Committee as a percentage of each NEO’s base salary, and such amounts remained consistent year over year for continuing executives. Target bonus opportunities for Messrs. Simões and Granmayeh were set upon appointment to their positions as Chief Executive Officer and Chief Financial Officer, respectively, based on market data and, in the case of Mr. Granmayeh, to align his annual bonus opportunity with that of the rest of the senior leadership team.

The target annual bonus opportunities for the NEOs for 2020 were as follows:

NEO	Target Bonus (As a Percentage of Base Salary)	Stretch Bonus (As a Percentage of Base Salary)

Octávio M.C. Simões	125%	187.5%
Meg A. Gentle	150%	225%
R. Keith Teague	100%	150%
L. Kian Granmayeh	100%	150%
Daniel A. Belhumeur	100%	150%
Khaled A. Sharafeldin	100%	150%

2020 Company Performance Goals

The Company performance goals established by the Compensation Committee and the Board for fiscal year 2020 reflect our overall business strategy of developing a global natural gas business through the development of the Driftwood Project, as well as the achievement of other important milestones. The development of the Driftwood Project and implementation of our long-term strategy requires the successful coordination and completion of multiple objectives in a variety of areas, including finance, marketing, natural gas resource acquisitions, pipeline development, and facility planning and permitting. Accordingly, our fiscal year 2020 Company performance goals were generally project-focused as opposed to financial-metric focused, and incentivized the short-term financial, asset, trading, and gas production projects that were necessary to implement our business strategy. As discussed below, the Compensation Committee considers reaching FID to be a significant milestone for Tellurian. It was considered a key performance goal for fiscal year 2020 and weighted accordingly.

For 2020, the Compensation Committee and the Board created corporate goals to be used generally for the NEOs, as well as a set of CEO-specific performance goals established solely to measure the performance of Ms. Gentle.

The following chart reflects the Company performance goals used generally for all NEOs for 2020.

Annual Corporate Performance Goals
Description	Why we use it

Reach FID on Phase 1 of the Driftwood terminal.	FID is a significant milestone that represents our securing of sufficient financing and completion of the other actions necessary to proceed with the construction of the Driftwood terminal.
Control spending to +/− 10% of budget.	Fiscal discipline is essential to our ability to implement our business strategy as we have limited cash resources that need to be deployed to further the Driftwood Project.
Meet gas production goals regarding efficiency, cost, volume, and acquisitions.	Producing natural gas is important to our ability to implement our business strategy. It is fundamental to our business that we be able to do so on a safe, efficient, and profitable basis and that we be able to acquire substantial natural gas producing properties at attractive prices.
Build LNG trading business to a targeted amount of gross profit for fiscal 2020.	Our long-term business plan includes participation in a variety of natural gas-related lines of business, including LNG trading.
Continue transition plan for the Driftwood Project on schedule.	As we structure Driftwood Holdings as a partnership, management is focusing on organizational structure and joint venture capabilities.

The following chart reflects the Company performance goals established solely in respect of former CEO Ms. Gentle:

CEO Performance Goals
Description	Why we use it

Reach FID on Phase 1 of the Driftwood terminal.	FID is a significant milestone that represents our securing of sufficient financing and completion of the other actions necessary to proceed with the construction of the Driftwood terminal.
Achieve targeted level of share price appreciation on a one-year basis.	We believe that our CEO should be compensated in part based on the returns delivered to our stockholders.
Achieve targeted level of share price appreciation on a three-year basis.	We believe that our CEO should be compensated in part based on the returns delivered to our stockholders.

Assessment of 2020 Performance

Upon completion of fiscal year 2020, the Compensation Committee recommended, and the Board approved, that no discretionary annual bonus awards in respect of 2020 be paid to our NEOs. Although the Company had a number of material accomplishments in 2020 and achieved or partially achieved some of the corporate performance goals established by the Compensation Committee and the Board, the Company did not achieve its key commercial targets in 2020.

Long-Term and Retention Incentive Awards

Long-Term Incentive Compensation

Our long-term incentive compensation program consists primarily of the vehicles set forth in the chart below. We may, from time to time, grant additional awards of the same or a different type to executives in any given year based on exceptional performance or other factors that the Compensation Committee deems relevant. We consider long-term incentives on a cumulative basis, and accordingly view grants made in prior years as a vital part of our ongoing long-term incentive structure and an important consideration regarding the amount, if any, and type of additional grants to be made in any future year.

	FID Awards	Stock Options	Driftwood Incentive Program Awards
Description

Generally, a significant grant of shares of restricted stock, the vesting of which is contingent upon FID.

Mr. Simões also received an FID cash award as part of his onboarding package. The FID cash award is a dollar denominated award, the vesting of which is contingent upon FID.

		An award of time-vesting non-qualified stock options designed to allow the recipients to participate in the upside of the Company.	A cash award under the Driftwood Incentive Program designed to reward employees, including certain of our NEOs, for commencement of work on each of the four phases of the Driftwood terminal (each, a “Phase”). Each award provides a fixed dollar amount for each Phase. After satisfaction of the relevant milestone, the amount is paid over time, contingent upon continued employment, creating a meaningful long-term retention incentive.
Why it is consistent with our compensation philosophy	Creates alignment with stockholders and links pay to achievement of a significant corporate project.	Creates alignment with our stockholders and encourages long-term retention of executives.	Links pay to achievement of a significant corporate project and encourages long-term retention of executives.
When issued	Many of our NEOs received an initial grant of FID restricted stock prior to the Merger in connection with their offer letter with Tellurian Investments.	October 2017	April 2018

	FID Awards	Stock Options	Driftwood Incentive Program Awards
Mr. Simões received his initial grant of FID restricted stock and his FID cash award coincident with his onboarding, and Mr. Granmayeh received his initial grant of FID restricted stock in connection with his promotion to Chief Financial Officer. Additional awards may be issued upon the achievement of strategic milestones or other events (e.g., Mr. Teague’s additional 2018 award and Mr. Simões’s additional award upon his promotion to CEO).
Vesting terms	Older awards vest in full upon FID. Mr. Teague’s additional 2018 award, as well as all awards for Mr. Simões and Mr. Granmayeh, vest in equal one-third increments upon FID and the two anniversaries thereof.	Vests in three equal annual installments on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.	Vests in increments, with 25% of the award allocable to any Phase vesting on each of the first four anniversaries of the date on which a notice to proceed or similar action or authorization is issued and delivered by Driftwood LNG LLC under an EPC contract with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) to commence work on the applicable Phase of the Driftwood terminal (each, an “NTP Date”).
Settlement

Upon vesting, shares of FID restricted stock are no longer subject to forfeiture or transfer restrictions.

Mr. Simões’s FID cash award is generally settled with a cash payment, although the Company may choose to settle some or all of the award with stock issued under its stockholder-approved equity incentive plan.

		Exercisable into shares of common stock.	Upon vesting, payable in cash within 30 days of the applicable vesting date.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.
Other terms	Dividends, if any, on FID restricted stock would be accrued and paid solely when and if the related restricted stock vests.	All unexercised options expire upon the tenth anniversary of the grant date.	Each award expires on the 10-year anniversary of the grant date (the “Expiration Date”). If the NTP Date for any Phase does not occur by the Expiration Date, entitlement to the award allocated to such Phase will be forfeited without any right to compensation.

2020 Long-Term Incentive Compensation Actions

We made the following FID restricted stock and FID cash awards to Mr. Simões and Mr. Granmayeh in 2020:

NEO	FID Restricted Shares Granted	FID Cash Maximum Dollar Value

Octávio M.C. Simões (1)	2,000,000	$5,000,000
L. Kian Granmayeh	400,000	$ —

(1)	Mr. Simões received two separate grants of 1,000,000 shares of FID restricted stock, the first upon his onboarding with the Company in September 2020 (at which time he also received his FID cash award) and the second upon his promotion to CEO in November 2020.

Outstanding Long-Term Incentive Awards

A full listing of the FID restricted stock and stock options held by our NEOs is set forth in the section below entitled “Outstanding Equity Awards at December 31, 2020.” In addition, certain of our executives have the ability to earn the following cash incentive awards under the Driftwood Incentive Program in respect of each Phase of the Driftwood terminal:

NEO	Phase 1	Phase 2	Phase 3	Phase 4	Total Driftwood Incentive Program Award

Meg A. Gentle (1)	$14,000,000	$7,000,000	$0	$0	$21,000,000
R. Keith Teague	$8,000,000	$4,000,000	$4,000,000	$4,000,000	$20,000,000
Daniel A. Belhumeur	$6,000,000	$3,000,000	$3,000,000	$3,000,000	$15,000,000
Khaled A. Sharafeldin	$1,800,000	$900,000	$900,000	$900,000	$4,500,000

(1)	Ms. Gentle relinquished the Phase 3 and Phase 4 portions of her Driftwood Incentive Program awards in connection with her resignation as CEO pursuant to the separation agreement and release described below.

Currently, Messrs. Simões and Granmayeh, who were not employees of Tellurian when the cash incentive awards in the table above were granted, do not participate in the Driftwood Incentive Program.

Retention Incentives

Given the delay in the Company reaching FID, the advancement of other LNG projects, the general uncertainty of global energy markets, and the non-planned employee turnover in the spring and summer of 2020 coupled with a reduction in force, the Compensation Committee instituted a retention incentive program in 2020 consisting of the vehicles set forth in the chart below:

	Time-Vested Retention Restricted Stock Units	Performance-Based Retention Awards
Description	A grant of time-vested stock units that entitles the holder to one share of Tellurian common stock (or the cash equivalent thereof) for each unit that vests.	A dollar denominated award that is earned in four equal tranches based on the Company’s achievement of 10-day average closing stock price targets prior to March 31, 2022. Each

	Time-Vested Retention Restricted Stock Units	Performance-Based Retention Awards
tranche has its own separate 10-day average closing stock price target. Once the stock price target for a tranche is achieved, the bonus amount attributable to that tranche (i.e., one-fourth of the total award) vests, subject to continued employment through each vesting date.
Why it is consistent with our compensation philosophy	Creates alignment with stockholders and promotes the stability of our executive team.	Creates alignment with our stockholders and promotes the stability of our executive team.
When issued	August 2020	August 2020
Vesting terms	Generally, vests in 12 monthly installments on the first day of each month ending on August 1, 2021, subject to continued employment on each vesting date.	Once the stock price target for a tranche is achieved, the bonus amount attributable to that tranche (i.e., one-fourth of the total award) vests in 12 substantially equal monthly installments beginning on the later of (i) the first month following achievement of the stock price target or (ii) June 7, 2021, subject to continued employment through each vesting date.
Settlement	The Company may choose to issue shares or cash to the recipient within 30 days of each vesting date.	Generally paid in cash within 30 days of the applicable vesting date, although the Company may choose to settle some or all the award with stock issued under its stockholder-approved equity incentive plan.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.
Other terms	Dividends, if any, would be accrued and credited in the form of additional restricted stock units and paid solely when and if the related restricted stock units vest.

2020 Retention Incentive Awards

We made the following time-vested retention RSU awards to certain of our NEOs in August 2020:

NEO	RSUs Granted

R. Keith Teague	206,611
Daniel A. Belhumeur	206,611
Khaled A. Sharafeldin	239,669

In addition, we issued performance-based cash retention awards to certain of our NEOs in 2020, as set forth in the following table, with each tranche of each award vesting and payable in cash upon achievement of a 10-day average closing stock price target as set forth in the table:

NEO	$2.25 Tranche	$3.25 Tranche	$4.25 Tranche	$5.25 Tranche	Total Performance- Based Retention Award

L. Kian Granmayeh	$100,000	$100,000	$100,000	$100,000	$400,000
Daniel A. Belhumeur	$112,500	$112,500	$112,500	$112,500	$450,000
Khaled A. Sharafeldin	$81,250	$81,250	$81,250	$81,250	$325,000

Benefits

Retirement and Other Benefits

Our NEOs are eligible to participate in Tellurian’s defined contribution 401(k) plan, the Tellurian Services LLC 401(k) Retirement Plan (the “401(k) Plan”), on the same basis as all other employees. Tellurian matches 100% of the first 6% of a participant’s compensation that is contributed by an eligible participant to the 401(k) Plan, subject to the applicable limits imposed by the IRS Code, although the Company match was temporarily suspended from April 26, 2020 through July 18, 2020. In addition to the 401(k) Plan, our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental life and accidental death and dismemberment insurance, in each case on the same basis as other employees (and subject to the terms of such plans and applicable law). NEOs are also eligible for vacation and other paid holidays that are generally available to Tellurian’s employees. We do not offer a defined benefit pension plan or a nonqualified deferred compensation plan to any of our employees or NEOs.

Employment, Severance and Change of Control Arrangements

During 2020, our NEOs were employed on an at-will basis, which means that Tellurian or the NEO can terminate the employment relationship at any time. During 2020, we did not maintain any severance or change of control plan or policy for the benefit of our NEOs, and our NEOs are not entitled to any cash severance benefits upon termination of employment for any reason. The Company may choose to negotiate severance at the time of separation, as it did with Ms. Gentle upon her departure.

Our NEOs are eligible for accelerated and/or continued vesting of their long-term and retention incentive awards upon the occurrence of a change of control of Tellurian and/or certain termination events, as explained in greater detail under the heading “Potential Payments upon Termination or Change of Control.”

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase stockholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the exception to the non-deductibility of compensation in excess of $1 million per year paid to certain executive officers of the Company (“covered employees”) under Section 162(m) of the IRS Code for certain qualified performance-based compensation, and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016. We intend to design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the IRS Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, the compensation will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the IRS Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other consultants to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the IRS Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the IRS Code.

Executive Chairman Compensation

As Executive Chairman, Mr. Souki does not participate in any of the executive compensation programs we maintain for our other NEOs. Instead, Mr. Souki receives compensation for his service as Executive Chairman, which is set by the Board upon recommendation of the Compensation Committee. Prior to assuming the role of Executive Chairman, Mr. Souki received the same customary restricted stock grant for fiscal year 2020 as was awarded generally to members of our Board for their Board service (as described in the section below entitled “Non-Employee Director Compensation”). In addition, on December 15, 2020, Mr. Souki was awarded a $900,000 cash payment for his service as Executive Chairman in 2020, his cash compensation for fiscal year 2021 was set at $100,000 per month, and he was awarded a stock option grant covering 10,000,000 shares of Tellurian common stock. The stock option has a term of five years (which is less than the 10-year term of stock options held by other NEOs) and is divided into three equal one-third tranches having tiered exercise prices of $3.50, $4.50, and $5.50 per share, respectively, for each tranche, as compared to the $1.27 closing price of our common stock on the date of grant. Each tranche will become exercisable, if at all, on the first date on which (i) Tellurian common stock has closed at a price equal to or in excess of the applicable exercise price for such tranche for 10 consecutive trading days and (ii) Mr. Souki has satisfied the continuous service requirement for that particular tranche (the service requirement is one year, two year, and three years, respectively, of employment or other service for the $3.50, $4.50, and $5.50 tranches, respectively). In making its recommendations to the Board with respect to Mr. Souki’s compensation in his role as Executive Chairman, the Compensation Committee considered Mr. Souki’s extensive knowledge of and experience in the LNG industry, his reputation and relationships within the LNG industry and with potential business partners, his strong leadership and relationships with senior management, and the critical role and responsibilities delegated to Mr. Souki regarding the financing activities of the Company and the commercial development and financing of the Driftwood Project. The Compensation Committee also considered market data provided by Pearl Meyer with respect to executive chairman compensation and Mr. Souki’s unique ability to drive the Company’s commercial performance. After considering all of the factors above, the Compensation Committee determined that his compensation was appropriate, particularly as the majority of his compensation is comprised of a stock option grant with tiered above-fair market value exercise prices that will only reward him if the Company’s stock price increases nearly three-fold from the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Diana Derycz-Kessler (Chair) Jean P. Abiteboul Don A. Turkleson

Summary Compensation Table

The following table shows the compensation paid or accrued to the NEOs for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary (3)	Bonus	Stock Awards (4)	Option Awards (5)	All Other Compen- sation (6)		Total

Charif Souki, Executive Chairman	2020	$900,000	$—	$196,226	$7,033,333	$	—(7)	$8,129,559
Octávio M.C. Simões, President and CEO (1)	2020	$671,077	$—	$2,221,200	$—		$8,469	$2,900,746

Meg A. Gentle, former CEO (1)	2020	$662,765	$—	$—	$—		$1,569,992	$2,232,757
	2019	$701,615	$—	$—	$—		$26,134	$727,749
	2018	$691,667	$549,999	$—	$—		$23,084	$1,264,750
R. Keith Teague, Chief Operating Officer	2020	$515,000	$—	$192,417	$—		$20,586	$728,003
	2019	$501,154	$—	$—	$—		$25,900	$527,054
	2018	$491,667	$500,000	$5,825,000	$—		$23,084	$6,839,751
L. Kian Granmayeh, Chief Financial Officer (2)	2020	$352,462	$—	$484,000	$—		$15,754	$852,215
Daniel A. Belhumeur, General Counsel	2020	$412,000	$—	$192,417	$—		$16,863	$621,280
	2019	$400,923	$—	$—	$—		$22,067	$422,990
	2018	$391,667	$400,000	$—	$—		$20,428	$812,095
Khaled A. Sharafeldin, Chief Accounting Officer	2020	$400,000	$—	$223,204	$—		$16,369	$639,573
	2019	$350,808	$—	$—	$—		$21,974	$372,782
	2018	$344,583	$400,000	$—	$—		$2,795	$747,378

(1)	On November 29, 2020, Mr. Simões was appointed as President and CEO effective as of November 30, 2020. Ms. Gentle resigned as CEO and terminated employment with the Company on November 29, 2020.

(2)	Mr. Granmayeh was appointed as Chief Financial Officer on March 6, 2020.

(3)	Base salary for Mr. Simões includes consulting fees earned prior to becoming an employee on September 28, 2020. On January 26, 2021, the Board, upon the recommendation of the Compensation Committee, approved base salary increases for the following NEOs effective as of January 1, 2021: Mr. Teague from $515,000 to $580,000, Mr. Granmayeh from $380,000 to $460,000, Mr. Belhumeur from $412,000 to $460,000, and Mr. Sharafeldin from $400,000 to $412,000. On December 15, 2020, the Board, upon recommendation of the Compensation Committee, approved the payment of cash compensation to Mr. Souki for his services as Executive Chairman in the amount of $900,000 for fiscal year 2020 and in the amount of $100,000 per month for fiscal year 2021.

(4)	Comprised of restricted stock and restricted stock unit awards granted to the NEOs. The grant date values of all such awards issued in 2020 have been determined based on assumptions and methodologies discussed in

Notes 1 and 13 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)	Comprised of compensatory stock options awarded to our Executive Chairman in 2020. The grant date value of the award has been determined based on assumptions and methodologies discussed in Notes 1 and 13 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(6)	The amounts entitled “All Other Compensation” for 2020 are detailed in the following table:

Name	Compensation from Severance (1)	Premiums for Life and Disability Insurance Plans (2)	Company Contributions to 401(k) Plans (3)	Total

Charif Souki	$—	$—	$—	$—
Octávio M.C. Simões	$—	$1,762	$6,708	$8,469
Meg A. Gentle	$1,547,264	$7,753	$14,975	$1,569,992
R. Keith Teague	$—	$8,056	$12,531	$20,586
L. Kian Granmayeh	$—	$2,750	$13,004	$15,754
Daniel A. Belhumeur	$—	$3,067	$13,795	$16,863
Khaled A. Sharafeldin	$—	$4,460	$11,909	$16,369

(1)	Ms. Gentle’s compensation from severance consists of $784,781 of salary continuation through December 31, 2021, a lump sum severance amount of $721,000, and 18 months of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation benefits valued at $41,484. Ms. Gentle was also entitled to retain certain shares of restricted stock and certain options pursuant to the existing terms and conditions of those awards, and she remains a participant in the Driftwood Incentive Program pursuant to the existing terms of the Driftwood Incentive Program.

(2)	Comprised of premiums for life and disability insurance.

(3)	Comprised of the value of the Company match in connection with the Company’s 401(k) defined contribution plan.

(7)	Mr. Souki, through a company affiliated with him, leased a private airplane in 2020, and we reimbursed him approximately $939,000 for expenses associated with his use of the plane for Tellurian business in 2020. Mr. Souki was occasionally accompanied by his spouse or other family members on these trips; there was no aggregate incremental cost associated with these additional passengers.

Grants of Plan-Based Awards

The following table summarizes grants of awards to the NEOs during the fiscal year ended December 31, 2020, and possible future payouts pursuant to those awards.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of shares underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(8)
			Target ($)

Charif Souki	11/30/2020	(1)		125,786			$ 196,226
	12/15/2020	(2)			3,333,333	$3.50	$ 2,366,667
	12/15/2020	(2)			3,333,333	$4.50	$ 2,333,333
	12/15/2020	(2)			3,333,334	$5.50	$ 2,333,334

Name	Grant date		Estimated future payouts under non-equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of shares underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(8)
			Target ($)

Octávio M.C. Simões	9/28/2020	(3)		1,000,000			$731,200
	9/28/2020	(4)	$ 5,000,000
	11/30/2020	(3)		1,000,000			$1,490,000
Meg A. Gentle
R. Keith Teague	8/4/2020	(5)		206,611			$192,417
L. Kian Granmayeh	3/6/2020	(6)		78,512			$95,000
	3/6/2020	(3)		400,000			$484,000
	8/4/2020	(7)	$ 400,000
Daniel A. Belhumeur	8/4/2020	(5)		206,611			$192,417
	8/4/2020	(7)	$ 450,000
Khaled A. Sharafeldin	8/4/2020	(5)		239,669			$223,204
	8/4/2020	(7)	$ 325,000

(1)	Represents restricted stock granted to Mr. Souki in accordance with the Company’s non-employee director compensation program.

(2)	Represents a stock option grant to Mr. Souki covering a total of 10,000,000 shares of common stock in connection with him assuming the role of Executive Chairman. The option has a five-year term and is divided into three approximately equal tranches, with each tranche having a different exercise price.

(3)	Represents grants of FID restricted stock to Mr. Simões in connection with his onboarding as an employee and to Mr. Simões and Mr. Granmayeh in connection with their promotion to Chief Executive Officer and Chief Financial Officer, respectively.

(4)	Represents the maximum amount that may be earned under the FID-based cash incentive awarded to Mr. Simões upon his onboarding as an employee with the Company.

(5)	Represents 2020 retention restricted stock unit awards to Mr. Teague, Mr. Belhumeur, and Mr. Sharafeldin.

(6)	Represents restricted stock units awarded to Mr. Granmayeh in March 2020 (with a grant date value equal to $1.21 per restricted stock unit) as a discretionary bonus with respect to performance for the fiscal year ended December 31, 2019.

(7)	Represents the maximum amount that may be earned under the Company’s performance-based cash retention awards assuming all stock price milestones are achieved, and continued employment requirements are satisfied.

(8)	Amounts reported represent the aggregate grant date fair value of the restricted stock, restricted stock unit, and option awards calculated in accordance with FASB ASC Topic 718. The grant date values have been determined based on assumptions and methodologies discussed in Notes 1 and 13 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Outstanding Equity Awards at December 31, 2020

The following table summarizes information regarding unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2020 for each of the NEOs.

Name	Option Awards					Stock Awards
	Number of securities underlying un- exercised options (#) Exercisable	Number of securities underlying un- exercised options (#) Un-exercisable	Equity incentive plan awards: Number of securities underlying un- exercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (8)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (9)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (10)

Charif Souki	—	3,333,333 (2)	—	$3.50	12/14/2025	62,893 (4)	$80,503	—	$ —
	—	3,333,333 (2)	—	$4.50	12/14/2025	—	—	—	$ —
	—	3,333,334 (2)	—	$5.50	12/14/2025	—	—	—	$ —
Octávio M.C. Simões	—	—	—	—	—	40,000 (5)	$51,200	2,000,000	$2,560,000
Meg A. Gentle	161,000 (1)	—	—	$10.32	2/28/2021 (3)	—	—	3,250,000	$4,160,000
R. Keith Teague	90,000 (1)	—	—	$10.32	10/16/2027	137,743 (6)	$176,311	3,750,000	$4,800,000
L. Kian Granmayeh	—	—	—	—	—	32,715 (7)	$41,875	425,058	$544,074
Daniel A. Belhumeur	80,000 (1)	—	—	$10.32	10/16/2027	137,743 (6)	$176,311	1,170,000	$1,497,600
Khaled A. Sharafeldin	58,000 (1)	—	__	$10.32	10/16/2027	159,781 (6)	$204,520	526,500	$673,920

(1)	The final installment of these options vested on October 16, 2020.

(2)	Options granted to Mr. Souki as Executive Chairman on December 15, 2020 have a five-year term and vest in three substantially equal tranches, generally subject to his continued employment or other service with the Company. The first tranche vests on the later of (i) December 15, 2021 and (ii) the Company achieving a 10-day average closing stock price of $3.50. The second tranche vests on the later of (i) December 15, 2022 and (ii) the Company achieving a 10-day average closing stock price of $4.50. The third tranche vests on the later of (i) December 15, 2023 and (ii) the Company achieving a 10-day average closing stock price of $5.50.

(3)	Ms. Gentle’s options expired unexercised on February 28, 2021 following her separation from the Company on November 29, 2020.

(4)	Mr. Souki’s non-employee director restricted stock grant vests in two equal installments on March 10, 2021 and June 10, 2021.

(5)	Represents the remaining portion of a grant of restricted stock awarded to Mr. Simões in 2019 when he was a contractor. The award vests in full on March 31, 2021.

(6)	Represents retention restricted stock units awarded to Mr. Teague, Mr. Belhumeur, and Mr. Sharafeldin in 2020. These awards vest ratably each month ending on August 1, 2021.

(7)	Represents restricted stock units awarded to Mr. Granmayeh in March 2020 as a discretionary bonus with respect to performance for the fiscal year ended December 31, 2019. This award vests ratably each month ending on May 1, 2021.

(8)	Market or payout value based on the $1.28 closing price of Tellurian common stock on the Nasdaq on December 31, 2020.

(9)	This column represents awards of restricted shares of Tellurian common stock. All such restricted share FID awards will vest in full upon FID, except for the restricted shares granted to Mr. Simões and Mr. Granmayeh, and 500,000 of the restricted shares granted to Mr. Teague. The 2,000,000 restricted shares granted to Mr. Simões will vest as follows: (i) 666,666 of such restricted shares will vest upon each of FID and the first anniversary of FID and (ii) 666,668 of such restricted shares will vest on the second anniversary of FID. The 425,058 restricted shares granted to Mr. Granmayeh will vest as follows: (i) 141,685 of such restricted shares will vest upon FID, (ii) 141,686 of such restricted shares will vest on the first anniversary of FID, and (iii) 141,687 of such restricted shares will vest on the second anniversary of FID. The 500,000 restricted shares granted to Mr. Teague that will not vest in full upon FID will vest as follows: (i) 166,666 of such restricted shares will vest upon FID and (ii) 166,667 of such restricted shares will vest on each of the first and second anniversaries of FID.

(10)	Market or payout value based on the $1.28 closing price of Tellurian common stock on the Nasdaq on December 31, 2020.

Option Exercises and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2020.

	Stock awards
Name	Number of shares acquired on vesting (#)		Value realized on vesting ($)

Charif Souki	75,456	(1)	$83,781
Octávio M.C. Simões	40,000	(2)	$36,156
Meg A. Gentle	—		$—
R. Keith Teague	68,868	(3)	$73,436
L. Kian Granmayeh	45,797	(3)	$48,101
Daniel A. Belhumeur	68,868	(3)	$73,436
Khaled A. Sharafeldin	79,888	(3)	$85,187

(1)	Reflects vesting of non-employee director restricted stock awards on March 5, 2020, June 5, 2020, September 10, 2020, and December 10, 2020.

(2)	Reflects the vesting on March 31, 2020 of shares of restricted stock granted to Mr. Simões in 2019 when he was a contractor. The value realized is based on the $0.9039 closing price of Tellurian common stock on the Nasdaq on March 31, 2020.

(3)	Reflects (i) the monthly vesting throughout 2020 of restricted stock units awarded to Mr. Teague, Mr. Belhumeur, and Mr. Sharafeldin as retention awards and (ii) the monthly vesting throughout 2020 of restricted stock units granted to Mr. Granmayeh in March 2020 as a discretionary bonus with respect to performance for the fiscal year ended December 31, 2019. The value realized is based on the closing price of Tellurian common stock on the Nasdaq on the relevant monthly vesting dates (or the closest preceding trading day if the vesting date occurred on a non-trading day).

Potential Payments upon Termination or Change of Control

Meg Gentle

As described above, Meg Gentle resigned as CEO effective November 29, 2020. In connection with her resignation, she and the Company entered into a separation agreement and release pursuant to which the Company agreed to continue payment of her salary through December 31, 2021 (totaling $801,419), to provide a lump sum severance payment of $721,000 payable in 2021, and to provide 18 months of COBRA continuation benefits (valued at $41,484). Ms. Gentle’s vested stock options remained outstanding through the customary post-termination expiration period (which ended on February 28, 2021, at which point her options expired unexercised), and her shares of restricted stock will continue to vest subject to the occurrence of FID pursuant to the existing terms and conditions of those awards. She also remains a participant in the Driftwood Incentive Program and may receive cash incentives subject to the commencement of work on Phases 1 and 2 of the Driftwood terminal, pursuant to the existing terms of the Driftwood Incentive Program. However, as part of her separation agreement, her potential incentive under the Driftwood Incentive Program was reduced by $14,000,000 to reflect the forfeiture of the incentive related to Phases 3 and 4 of the Driftwood terminal. The separation agreement contains (i) certain customary restrictive covenants pursuant to which Ms. Gentle is barred from competing with the Company or soliciting the Company’s employees for a period of one year following termination (the period may end sooner upon a change in control or the Company failing to meet its obligations under the separation agreement) and (ii) a release of claims in favor of the Company.

Charif Souki

Mr. Souki holds restricted stock received as part of participation in the Company’s non-employee director compensation program prior to his appointment as Executive Chairman. Unvested shares of his restricted stock become fully vested upon termination of service due to death or disability, or without cause, or upon the occurrence of a “change of control.” Mr. Souki held 62,893 unvested shares of restricted stock as of December 31, 2020, which had a value of $80,503 based on the $1.28 closing price of Tellurian common stock on the Nasdaq on such date. Mr. Souki also holds stock options that were granted to him on December 15, 2020 for his service as Executive Chairman. Unvested options are forfeited upon termination of Mr. Souki’s service, and the option is subject to the terms and conditions of our equity plan in the event of a change in control. As of December 31, 2020, all of Mr. Souki’s stock options had an exercise price greater than the $1.28 closing price of Tellurian common stock on such date, and Mr. Souki would therefore not be entitled to any payments with respect to his outstanding options upon the occurrence of a “change of control” or upon termination of service for any reason as of December 31, 2020. Aside from the foregoing, Mr. Souki is not entitled to any payments or benefits upon cessation of service or the occurrence of a “change in control.”

Summary of Termination and Change of Control Benefits for NEOs

We do not have any contractual agreements or understandings with any of our named executive officers that provide for cash severance benefits. However, as described above, certain of our long-term incentive or equity incentive awards contain specialized vesting provisions applicable in the event of a termination of employment or a “change of control.” The following chart sets forth the effect of (i) various types of terminations and (ii) a “change of control” under our long-term cash and equity incentive awards issued to our NEOs.

Disability	Death	Termination without Cause	Change of Control

Driftwood Incentive Program

Full vesting of any portion of any Driftwood Incentive Program award allocated to any Phase for which the applicable NTP Date has occurred as of the date of such termination or within one year thereafter.

Any portion of a Driftwood Incentive Program award that does not vest in accordance with

Upon death before the occurrence of the NTP Date of a particular Phase, any portion of the Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to become fully vested, subject to the occurrence of the applicable

Upon a “termination without cause” (which would include for each of our NEOs with a Driftwood Incentive Program award other than Mr. Sharafeldin certain terminations by the NEO) before the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will

Upon the occurrence of a “change of control,” any unvested portion of any Driftwood Incentive Program award granted to our NEOs (other than Mr. Sharafeldin) will fully vest as of the date of the “change of control” if either (i) the applicable NEO has not experienced a termination of service prior to the “change of control” or

Disability	Death	Termination without Cause	Change of Control

these terms will be forfeited on the first anniversary of the date of termination of service.

NTP Date before the Expiration Date.

Upon death on or after the occurrence of the NTP Date for a particular Phase, any unvested portion of an award allocated to such Phase will vest in full as of the date of such termination of service.

remain outstanding and eligible to vest in accordance with the regular vesting schedule (subject to the occurrence of the NTP Date on or before the Expiration Date).

Upon a “termination without cause” on or after the NTP Date for a particular Phase, any unvested portion of an award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule.

Continued vesting is subject to (i) compliance of the NEO with any restrictive covenants to which he or she is subject, and (ii) the NEO’s execution of a release of claims.

(ii) subject to a release of claims and compliance with restrictive covenants, there has been a “termination without cause” within six months prior to the date of the “change of control.”

Mr. Sharafeldin’s Driftwood Incentive Program award will only vest in connection with a “change of control” if Mr. Sharafeldin incurs a “termination without cause” during the 12-month period following a “change of control,” subject to his continued compliance with restrictive covenants and a release of claims.

Teague FID Award
Full vesting upon the date of such termination (subject to continued compliance with confidentiality obligations and restrictive covenants).	Full vesting upon the date of such termination.

Upon termination without “cause” before the FID date, any unvested portion of the award remains outstanding for five years following the date of termination, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Upon termination without “cause” on or after the FID date, any unvested portion of the award remains outstanding and vests in accordance with the regular vesting schedule, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Full vesting upon the date of a “change of control.”

Disability	Death	Termination without Cause	Change of Control

Monthly Vesting Restricted Stock Unit Awards (Special Retention Awards and Annual Bonus RSUs)
Any unvested restricted stock units remain outstanding and continue to vest each month, subject to compliance with confidentiality agreements and restrictive covenants.	Any unvested restricted stock units remain outstanding and continue to vest each month.	Any unvested restricted stock units remain outstanding and continue to vest each month, subject to compliance with confidentiality agreements and restrictive covenants, and execution of a general release of claims.	Any unvested restricted stock units remain outstanding and continue to vest each month.
FID Restricted Stock Awards (Amended and Restated Tellurian Investments 2016 Omnibus Incentive Plan)
Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, and subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Upon the occurrence of a “change of control,” the Board or the Compensation Committee has the discretion to accelerate the vesting of all or any portion of the restricted stock award, cancel and cash out the restricted stock award, or issue substitute awards or otherwise assume and replace outstanding restricted stock awards.
Performance-Based Retention Awards
Unvested awards are forfeited unless the Board otherwise allows for continued vesting in its sole discretion, in which case such continued vesting shall be subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.	Unvested awards are forfeited unless the Board otherwise allows for continued vesting in its sole discretion.	Unvested awards are forfeited unless the Board otherwise allows for continued vesting in its sole discretion, in which case such continued vesting shall be subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.

Unvested awards for which the performance target has not yet been achieved shall have performance measured based on the “change of control” price of the Company’s stock, and shall be entitled to vest if the “change of control” stock price meets the applicable hurdle(s). Any portion of the unvested award for which the hurdle is not met shall be forfeited.

Unvested awards for which the performance hurdle has been achieved shall vest in full upon the “change of control.”

Simões FID Restricted Stock and FID Cash Incentive Awards

Any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the

	Any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof without regard to continued employment.	Any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof without regard to continued employment, subject to compliance with confidentiality agreements and	Upon the occurrence of a “change of control,” any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof, but the Board has the discretion to

Disability	Death	Termination without Cause	Change of Control

execution of a general release of claims.		restrictive covenants and the execution of a general release of claims.	accelerate the vesting of all or any portion of the award.
Simões Consultant Restricted Stock Award
Full vesting upon the date of such termination.	Full vesting upon the date of such termination.	Time-vested portion of the award vests in full. Portion of award contingent upon FID remains outstanding and vests only if FID occurs within five years. The foregoing is subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	Upon termination without cause within one (1) year following a “change of control,” any unvested shares shall vest in full, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.
Granmayeh FID Restricted Stock Units
If disability occurs prior to FID, the RSUs are forfeited. If disability occurs after FID, the award continues to vest without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	If death occurs prior to FID, the RSUs remain outstanding and will become 100% vested upon FID. If death occurs after FID, unvested RSUs will immediately vest in full.	If termination without cause occurs prior to FID, the RSUs are forfeited. If termination without cause occurs after FID, the award continues to vest without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	Upon termination without cause within one (1) year following a “change of control,” any unvested RSUs shall vest in full, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.

Estimated Termination and Change of Control Benefits

The following table quantifies the dollar value of benefits that would have been received by the NEOs in the event of a “change of control” and/or had they experienced a termination of employment under various circumstances as of December 31, 2020 under the terms of their incentive and equity awards in effect on such date.

Name	Cash Severance	Outstanding Unvested Options (1)	Outstanding Driftwood Construction Incentive Program (2)	Outstanding Restricted Stock / RSUs (3)	Long-Term Cash- Denominated Incentive Awards (4)	Total

Octávio M.C. Simões
Retirement	—	—	—	—	—	—
Death, Disability	—	—	—	$2,611,200	$5,000,000	$7,611,200
Termination without Cause	—	—	—	$2,611,200	$5,000,000	$7,611,200
Termination for Good Reason	—	—	—	—	—	—
Change of Control without Termination	—	—	—	$2,611,200	$5,000,000	$7,611,200
Termination in connection with a Change of Control	—	—	—	$2,611,200	$5,000,000	$7,611,200

Name	Cash Severance	Outstanding Unvested Options (1)	Outstanding Driftwood Construction Incentive Program (2)	Outstanding Restricted Stock / RSUs (3)	Long-Term Cash- Denominated Incentive Awards (4)	Total

R. Keith Teague	—
Retirement	—	—	—	—	—	—
Death, Disability	—	—	—	$4,976,311	—	$4,976,311
Termination without Cause	—	—	—	$4,976,311	—	$4,976,311
Termination for Good Reason	—	—	—	—	—	—
Change of Control without Termination	—	—	$20,000,000	$4,976,311	—	$24,976,311
Termination in connection with a Change of Control	—	—	$20,000,000	$4,976,311	—	$24,976,311
L. Kian Granmayeh
Retirement	—	—	—	—	—	—
Death, Disability	—	—	—	$585,949	—	$585,949
Termination without Cause	—	—	—	$585,949	—	$585,949
Termination for Good Reason	—	—	—	—	—	—
Change of Control without Termination	—	—	—	$585,949	—	$585,949
Termination in connection with a Change of Control	—	—	—	$585,949	—	$585,949
Daniel A. Belhumeur
Retirement	—	—	—	—	—	—
Death, Disability	—	—	—	$1,673,911	—	$1,673,911
Termination without Cause	—	—	—	$1,673,911	—	$1,673,911
Termination for Good Reason	—	—	—	—	—	—
Change of Control without Termination	—	—	$15,000,000	$1,673,911	—	$16,673,911
Termination in connection with a Change of Control	—	—	$15,000,000	$1,673,911	—	$16,673,911
Khaled A. Sharafeldin
Retirement	—	—	—	—	—	—
Death, Disability	—	—	—	$878,440	—	$878,440
Termination without Cause	—	—	—	$878,440	—	$878,440
Termination for Good Reason	—	—	—	—	—	—
Change of Control without Termination	—	—	—	$878,440	—	$878,440
Termination in connection with a Change of Control	—	—	$4,500,000	$878,440	—	$5,378,440

(1)	All outstanding and unvested options held by our NEOs had an exercise price greater than the closing price of Tellurian common stock as of December 31, 2020 and the NEOs would, therefore, not be entitled to any payments with respect to their outstanding options upon the occurrence of a “change of control” or upon termination of employment for any reason as of December 31, 2020.

(2)	In the event of a “change of control,” the Driftwood Incentive Program awards granted to Messrs. Teague and Belhumeur would fully vest and become payable, and the Driftwood Incentive Program awards granted to Mr. Sharafeldin would fully vest and become payable upon certain terminations of employment on or within 12 months following the “change of control.” Upon a “termination without cause” on or after the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule. No NTP Dates have occurred as of December 31, 2020 and, therefore, none of the NEOs have been entitled to any payments under their Driftwood Incentive Program awards solely upon a termination for any reason on December 31, 2020. However, in the event that an NTP Date were to occur following certain terminations of employment, the NEOs would be eligible to earn payments with respect to the applicable Phase under their Driftwood Incentive Program awards. If all of the NTP Dates had occurred as of December 31, 2020, our NEOs would have received the full amount of their Driftwood Incentive Program awards (the value of which is reflected in the above table for a “Termination in connection with a Change of Control”) upon a termination of their employment due to death or “disability.” Our NEOs would also have received full payment of their Driftwood Incentive Program awards (with the same value) if all of the NTP Dates had occurred as of December 31, 2020 upon a “termination without cause” (which, for all of our NEOs except Mr. Sharafeldin, would include a termination by the NEO for good reason under certain circumstances), but the amounts would become vested and payable over time on the regularly scheduled vesting dates. For more information regarding the treatment of the Driftwood Incentive Program awards upon the occurrence of a “change of control” or upon a termination of employment, see the chart above under the heading “Potential Payments upon Termination or Change of Control—Summary of Termination and Change of Control Benefits.”

(3)	Amounts are based on the value of all unvested shares of restricted stock and all unvested restricted stock units on December 31, 2020 and are calculated using the $1.28 closing price of Tellurian common stock on the Nasdaq on December 31, 2020. Contractual provisions vary among the different restricted stock and restricted stock unit grants and in some cases provide that awards will remain outstanding and vest only if FID occurs; immediate accelerated vesting is generally permissive and not mandatory under most scenarios. The amounts set forth in the table, therefore, represent the maximum value of potential accelerated vesting as of December 31, 2020 and should not be viewed as indicative of the actual vesting that would occur in most scenarios. See “Summary of Termination and Change of Control Benefits” for additional details.

(4)	Amounts in this column reflect performance-based retention awards, and the FID cash incentive award for Mr. Simões.

Non-Employee Director Compensation

Our non-employee director compensation program is intended to attract and retain highly qualified individuals to serve on our Board and provide leadership on strategic initiatives that are critical to growing our business and increasing stockholder value. For the fiscal year ended December 31, 2020, each of our non-employee directors received restricted stock awards under the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (the “Tellurian 2016 Plan”) with an intended value of $200,000 for directors expected to serve for a full one-year period, or a prorated portion of $200,000 for directors expected to serve for less than a full one-year period. The restricted stock vests in substantially equal quarterly installments over a one-year period following the grant date, subject to the director’s continued service. Unvested shares of restricted stock become fully vested upon termination of service due to death or disability, or without cause or upon the occurrence of a change of control.

The Board believes that compensating directors with restricted stock awards is appropriate because it directly links our directors’ interests to those of our stockholders and also enables our directors to obtain meaningful ownership of our stock through their service on the Board. The Compensation Committee, which is responsible for recommending non-employee director compensation to the Board, reviews the competitiveness of our non-employee director compensation program on an annual basis. In connection with its reviews, the Compensation Committee considered peer company director compensation data compiled by Pearl Meyer. Following its reviews, the Compensation Committee determined that it was appropriate to continue to compensate non-employee directors using only restricted stock awards.

Ms. Gentle did not receive any additional compensation for her service as a member of our Board.

2020 Director Compensation Table

The table below summarizes the compensation paid to each of the directors listed therein. The compensation disclosure for Mr. Souki and Ms. Gentle has been included in the Summary Compensation Table and related tables above.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Stock Options	All Other Compensation	Total

Martin J. Houston	$ —	$196,226	$ —	$ —	$196,226
Jean P. Abiteboul	$ —	$99,437	$ —	$ —	$99,437
Diana Derycz-Kessler	$ —	$196,226	$ —	$ —	$196,226
Dillon J. Ferguson	$ —	$196,226	$ —	$ —	$196,226
Eric P. Festa (2)	$ —	$ —	$ —	$ —	$ —
Jonathan S. Gross	$ —	$99,437	$ —	$ —	$99,437
Brooke A. Peterson	$ —	$196,226	$ —	$ —	$196,226
Don A. Turkleson	$ —	$196,226	$ —	$ —	$196,226

(1)	The amounts in this column represent the grant date fair value of (i) 125,786 shares of restricted stock granted to Ms. Derycz-Kessler and Messrs. Houston, Ferguson, Peterson, and Turkleson on June 10, 2020 and (ii) 66,736 shares of restricted stock granted to Messrs. Abiteboul and Gross on November 30, 2020 as compensation for their service on the Board. The grant date fair value is calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares of restricted stock issued on June 10, 2020 and November 30, 2020 by the $1.56 and $1.49 closing prices of Tellurian common stock on those dates, respectively, and is, therefore, slightly different than the intended value of each grant as described in the narrative above. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 1 and 13 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

The number of shares of unvested restricted stock held as of December 31, 2020 by each non-employee director (other than Mr. Souki) for fiscal year 2020 is detailed in the following table:

Name	Unexercised Stock Options	Unvested Shares of Restricted Stock

Martin J. Houston	—	62,893
Jean P. Abiteboul	—	62,893
Diana Derycz-Kessler	—	62,893
Dillon J. Ferguson	—	62,893
Eric P. Festa	—	—
Jonathan S. Gross	—	62,893
Brooke A. Peterson	—	62,893
Don A. Turkleson	—	62,893

(2)	Mr. Festa received no compensation from us for his service during 2020. On July 31, 2020, Mr. Festa resigned as a director of the Company. Mr. Festa was the Total designee on the Board pursuant to the voting agreement (the “2017 Total Voting Agreement”), dated as of January 3, 2017, as amended on July 10, 2019, by and among Tellurian, Tellurian Investments, Total Delaware, Inc. (“Total”), a Delaware corporation and subsidiary of TOTAL SE (formerly known as TOTAL S.A.), Charif Souki, the Souki Family 2016 Trust and Martin Houston (as amended, the “Total Voting Agreement”). Pursuant to the Total Voting Agreement, Mr. Souki, the Souki Family 2016 Trust and Mr. Houston agreed, among other things, to vote all shares of Tellurian stock that they own in favor of the director nominee designated by Total for so long as Total owns not less than 10% of the outstanding shares of Tellurian common stock. As of March 17, 2021, Total beneficially owned approximately 9.4% of the outstanding shares of Tellurian common stock. Accordingly, the Total Voting Agreement has terminated pursuant to its terms.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan	11,355,350	$5.19	1,652,837	(1)
Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan	49,998	$14.40	—
Magellan Petroleum Corporation 1998 Stock Incentive Plan	—	$ —	—
Equity compensation plans not approved by security holders	—	$ —	—
Total	11,405,348	$5.24	1,652,837

(1)	In determining the number of securities remaining available for future issuance under the Tellurian 2016 Plan, shares subject to awards of options or stock appreciation rights are counted as 0.4 shares for every share granted, and shares subject to other types of awards are counted as one share for every share granted. The 1,652,837 figure noted in the table above assumes that all future issuances under the Tellurian 2016 Plan are in the form of awards other than options or stock appreciation rights. If all future issuances under the Tellurian 2016 Plan were in the form of awards of options or stock appreciation rights, then there would be 4,132,094 securities remaining available for future issuance under the Tellurian 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company recognizes that transactions in which the Company participates and any of the Company’s directors, executive officers or substantial security holders have a direct or indirect material interest can present potential or actual conflicts of interest. The Audit Committee Charter requires the Audit Committee to review and approve any related party transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

Set forth below is a description of all transactions between the Company and such related persons since January 1, 2019 that are required to be disclosed under Item 404 of Regulation S-K.

Cheniere Litigation

In July 2017, Tellurian Investments, Driftwood LNG LLC (“Driftwood LNG”), Martin Houston, and three other individuals were named as third-party defendants in a lawsuit filed in state court in Harris County, Texas, between Cheniere Energy, Inc. and one of its affiliates, on the one hand (in this section, collectively, “Cheniere”), and Parallax Enterprises and certain of its affiliates (not including Parallax Services LLC, now known as Tellurian Services LLC (“Tellurian Services”)) on the other hand (collectively, “Parallax”). In October 2017, Driftwood Pipeline LLC and Tellurian Services were also named by Cheniere as third-party defendants in the lawsuit. In April 2019, Charif Souki was also named by Cheniere as a third-party defendant in the lawsuit. Cheniere alleged that it entered into a note and a pledge agreement with Parallax. Cheniere claimed, among other things, that the third-party defendants tortiously interfered with the note and pledge agreement and aided in the fraudulent transfer of Parallax assets.

In December 2019, Cheniere dropped its claims against all the individuals named as third-party defendants in the lawsuit when it was first filed in July 2017 other than Mr. Houston. On January 30, 2020, Cheniere withdrew all claims it had asserted against the Company’s subsidiaries and directors, and all such claims were dismissed with prejudice.

In January 2020, a special committee of independent directors of the Company (the “Litigation Settlement Committee”) approved, and in March 2020 the Board approved (with Mr. Houston abstaining from the vote), the payment of reasonable attorneys’ fees and expenses guaranteed by Mr. Houston in connection with the lawsuit, as determined in the sole discretion of the Company and subject to certain conditions.

In July 2020, the Litigation Settlement Committee authorized the Company to enter into a Confidential Settlement, Indemnity, and Release Agreement between the Company, on the one hand, and Mr. Houston and Parallax, on the other hand (the “Release Agreement”). Among other things, the Release Agreement provided for (i) the payment of additional attorneys’ fees and expenses to Mr. Houston, (ii) the indemnification of Mr. Houston for losses associated with outstanding legal fees owed to certain law firms related to the Cheniere litigation, and (iii) the payment of any future legal fees in connection with a judicial proceeding or arbitration associated with the Cheniere litigation. As of April 23, 2021, (i) the Company had paid approximately $7.1 million to third parties to settle outstanding amounts incurred by Mr. Houston for reasonable attorneys’ fees and expenses, or to Mr. Houston for other expenses he incurred in connection with the litigation, and (ii) a balance of approximately $0.3 million remained owed to Mr. Houston for expenses he incurred in connection with the litigation.

Tarek Souki Employment Agreement

Each U.K.-based employee, including Tarek Souki, the Executive Vice President of LNG Marketing and Trading of Tellurian, has an employment agreement with the Company or one of its subsidiaries. Tarek Souki is the son of Charif Souki. Tarek Souki’s employment agreement (the “T. Souki Employment Agreement”), dated as of August 5, 2016, as amended on February 8, 2017, with Tellurian LNG UK Ltd, then a wholly owned subsidiary of Tellurian Investments (“Tellurian UK”), provides for an annual base salary and an annual target bonus of 100% of Tarek Souki’s base salary, with a stretch target bonus of 150% of his base salary. The annual bonus is purely discretionary on the part of Tellurian UK and is based on the achievement of various performance milestones of Tellurian UK and Tarek Souki, among other things. The T. Souki Employment Agreement is terminable by either party upon six months’ written notice and by Tellurian UK for “Cause” (as defined in the T. Souki Employment Agreement). The T. Souki Employment Agreement does not have a fixed term and is continuously subject to termination under the terms of the agreement.

On February 26, 2019, the Board, upon the recommendation of the Compensation Committee, approved, (i) effective as of February 17, 2019, a fiscal 2019 base salary increase of £8,518 (from £284,000 to £292,518) for Tarek Souki and (ii) a grant under the Tellurian 2016 Plan of 39,960 vested shares of Tellurian common stock to Tarek Souki in connection with an annual performance bonus for the fiscal year ended December 31, 2018.

On March 6, 2020, the Board, upon the recommendation of the Compensation Committee, approved a grant to Tarek Souki under the Tellurian 2016 Plan of 206,611 restricted stock units in connection with an annual performance bonus for the fiscal year ended December 31, 2019, whereby (i) each restricted stock unit represents a contingent right to receive on or within 30 days after vesting one share of Tellurian common stock, cash of equal value, or a combination of both, and (ii) the restricted stock units vest in substantially equal monthly installments beginning on June 1, 2020.

On July 28, 2020, the Board, upon the recommendation of the Compensation Committee, approved a grant to Tarek Souki of a performance-based cash retention award, as set forth in the following table, with each tranche of each award vesting and payable in cash upon achievement of a 10-day average closing stock price target as set forth in the table:

$2.25 Tranche	$3.25 Tranche	$4.25 Tranche	$5.25 Tranche	Total Performance- Based Retention Award

$100,000	$100,000	$100,000	$100,000	$400,000

Total Transactions

On April 3, 2019, the Company entered into a Common Stock Purchase Agreement (the “Tellurian CSPA”) with Total pursuant to which Total agreed to purchase, and the Company agreed to issue and sell in a private placement to Total, 19,872,814 shares of Tellurian common stock in exchange for a cash purchase price of $10.064 per share (the “Per Share Purchase Price”), which would result in aggregate gross proceeds to the Company of approximately $200 million (the “Private Placement”). The closing of the Private Placement is subject to the satisfaction of certain closing conditions, including (i) Tellurian’s affirmative final investment decision with respect to the Driftwood LNG Project – Phase I (as such term is defined in the Tellurian CSPA) (the “Phase I Driftwood LNG Project”); (ii) Tellurian acquiring a 7.2% interest in Driftwood Holdings, the entity that will hold the Phase I Driftwood LNG Project, for $1.0 billion (the “Company Subsidiary Investment”); and (iii) certain other customary closing conditions.

Under the terms of the Tellurian CSPA, Tellurian granted certain anti-dilution rights to Total that will entitle Total to purchase additional shares of Tellurian common stock under certain circumstances if all or a portion of the Company Subsidiary Investment is financed with securities convertible into Tellurian common stock (“Phase I Convertible Securities”). This anti-dilution right will entitle Total to buy additional shares of Tellurian common stock following any conversion of Phase I Convertible Securities to the extent necessary for Total to maintain an ownership percentage of 20% with respect to the outstanding shares of Tellurian common stock, as calculated in the manner provided in the Tellurian CSPA. The purchase price for such shares will be equal to the lower of (i) the Per Share Purchase Price and (ii) the price per share of Tellurian common stock at which the applicable Phase I Convertible Securities were converted. The maximum number of shares of Tellurian common stock issuable under this anti-dilution right will be 25,000,000 shares. In addition, pursuant to the Tellurian CSPA, Tellurian agreed to provide certain registration rights to Total with respect to shares of Tellurian common stock that Total currently owns and shares it will receive in the transactions contemplated by the Tellurian CSPA.

On July 10, 2019, Driftwood Holdings entered into an Equity Capital Contribution Agreement (the “Contribution Agreement”) with Total, whereby Total agreed to make a $500 million capital commitment to Driftwood Holdings in exchange for Class A limited partnership interests in Driftwood Holdings. The closing of the transactions contemplated by the Contribution Agreement is subject to the satisfaction of certain closing conditions, including FID with respect to “Phase 1” of the Driftwood Project.

Also on July 10, 2019, in connection with the execution of the Contribution Agreement, the Company entered into Amendment No. 1 (the “2019 Total Voting Agreement Amendment”) to the 2017 Total Voting Agreement. Pursuant to the 2019 Total Voting Agreement Amendment, (i) each of Brooke Peterson (who, pursuant to an irrevocable special power of attorney executed by the beneficiaries of the Souki Family 2016 Trust, had the exclusive right to vote the shares of Tellurian common stock held by the Souki Family 2016 Trust) and Messrs. Souki and Houston provided a letter to Total confirming his intent, subject to certain conditions and exceptions including their fiduciary duties as directors of the Company, to vote, as a member of the Board in favor of a policy to declare and pay a dividend to the holders of Tellurian common stock of a minimum of 50% of the Company’s available cash and (ii) in the event any of those directors leave the Tellurian board of directors, each of Messrs. Souki and Houston and the Souki Family 2016 Trust would agree to vote their shares of stock of the Company, and the Company would make commercially reasonable efforts, to elect a successor director who is willing to provide a similar letter to Total. The Total Voting Agreement provided that it shall terminate on the date upon which Total owns beneficially less than 10% of the outstanding shares of Tellurian common stock. As of March 17, 2021, Total beneficially owned approximately 9.4% of the outstanding shares of Tellurian common stock. Accordingly, the Total Voting Agreement has terminated pursuant to its terms.

Subject to the terms and conditions of the Contribution Agreement, upon the occurrence of FID with respect to Phase 1 of the Driftwood Project, Total Gas & Power North America, Inc., an affiliate of Total (“Total Gas & Power”), and Driftwood LNG, will enter into a sale and purchase agreement pursuant to which Total Gas & Power will have the right to purchase from Driftwood LNG approximately 1.0 million tonnes per annum (“mtpa”) of LNG from the Driftwood terminal.

Also on July 10, 2019, Tellurian Trading UK Ltd, a subsidiary of the Company (“Tellurian Trading”), and Total Gas & Power entered into a sale and purchase agreement pursuant to which Total Gas & Power has the right to purchase from Tellurian Trading approximately 1.5 mtpa of LNG on a free on board basis at prices based on the Japan Korea Marker index price, subject to the terms and conditions of the agreement.

As of April 23, 2021, Total beneficially owned approximately 7.5% of the outstanding shares of Tellurian common stock.

Legal Fees to Pillsbury Winthrop Shaw Pittman LLP

During the fiscal year ended December 31, 2019, the Company and its subsidiaries incurred approximately $0.4 million in fees to Pillsbury Winthrop Shaw Pittman LLP for legal advice in connection with various corporate matters. Dillon J. Ferguson, a director of the Company, is a partner of Pillsbury Winthrop Shaw Pittman LLP.

Sponsorship Agreements with Energy Dialogues LLC

During the fiscal year ended December 31, 2019 and in the interim period since the end of the fiscal year ended December 31, 2020, the Company and its subsidiaries incurred approximately $44,800 and $35,350, respectively, in sponsorship, corporate membership, and related fees to Energy Dialogues LLC (“Energy Dialogues”) for certain conferences and forums for energy and gas industry participants. Although the aggregate fees to Energy Dialogues have not exceeded $120,000 in any one fiscal year or in any series of related transactions, the fees incurred by the Company and its subsidiaries have totaled $129,650 since January 1, 2017. Monika Simões, the wife of the Company’s Chief Executive Officer Octávio Simões, is the sole member and the managing director of Energy Dialogues.

Amendments of Credit Agreement

As of April 28, 2020, Nineteen77 Capital Solutions A LP (“NCS”) was the beneficial owner of approximately 5.4% of Tellurian common stock. On April 28, 2020, a wholly owned subsidiary of the Company entered into an amendment to a credit agreement with the lender, which is NCS. Pursuant to the amendment, among other things, the Company issued on April 29, 2020, 9,348,706 shares of Tellurian common stock, and a warrant to purchase an additional 4,674,353 shares of Tellurian common stock, to NCS. The terms of the amendment are further described in our Current Reports on Form 8-K filed with the SEC on April 28, 2020 and April 29, 2020.

Engagement Letter Agreement with Moelis & Company LLC

On May 28, 2020, the Company entered into an engagement letter agreement with Moelis & Company LLC, a Delaware limited liability company (“Moelis”), pursuant to which Moelis is acting as the Company’s placement agent in connection with one or a series of potential private debt, equity or equity-linked financing transactions between the Company or its subsidiaries and certain potential investors that have yet to transpire. Pursuant to and subject to the terms and conditions of the engagement letter agreement, the Company agreed (i) to pay Moelis a cash transaction fee equal to a sliding-scale percentage of the aggregate gross amount of commitments funded, subject to a minimum fee of $5.0 million; (ii) to reimburse Moelis for its out-of-pocket expenses; and (iii) to indemnify Moelis and its affiliates and certain other related parties. Martin Houston, a director of the Company, is a senior advisory partner and chairman of the global energy group of Moelis. As of April 23, 2021, the Company had not paid any amounts to Moelis relating to the above-mentioned engagement letter agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of Tellurian common stock owned beneficially by each director and named executive officer of the Company as of April 23, 2021 (unless another date is specified by footnote below), and by all current directors and executive officers of Tellurian as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)

Charif Souki, Executive Chairman	28,659,639	(c)	7.0%
Martin J. Houston, Vice Chairman	20,119,804	(d)	4.9%
Meg A. Gentle, former CEO	11,833,671	(e)	2.9%
R. Keith Teague, Chief Operating Officer	6,603,969	(f)	1.6%
Diana Derycz-Kessler, Director	2,455,441	(g)	**
Octávio M.C. Simões, President and CEO	2,206,678	(h)	**
Daniel A. Belhumeur, General Counsel	1,389,966	(i)	**
Jean P. Abiteboul, Director	1,066,736		**
Khaled A. Sharafeldin, Chief Accounting Officer	781,831	(j)	**
Brooke A. Peterson, Director	744,390		**
Dillon J. Ferguson, Director	365,504		**
Don A. Turkleson, Director	323,135		**
Jonathan S. Gross, Director	106,736	(k)	**
L. Kian Granmayeh, Chief Financial Officer	43,790		**
Current directors and executive officers as a group (a total of 13 persons)	64,867,619		15.8%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of April 23, 2021, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Tellurian common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Tellurian common stock is calculated. That Tellurian common stock is not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 and (832) 962-4000, respectively.

(b)	Based on a total of 409,630,935 shares of Tellurian common stock outstanding as of April 23, 2021.

(c)	As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock.

(d)	Includes (i) 650,000 shares of Tellurian common stock held by T.B.D. MH Family Trust LLC, of which Mr. Houston is the sole member and has sole voting and dispositive power and (ii) 1,300,000 shares of Tellurian common stock owned by Mr. Houston’s wife for which Mr. Houston has shared voting and dispositive power.

(e)	This information (i) is based on Form 4s filed with the SEC by Ms. Gentle on February 28, 2019 and October 17, 2017 and (ii) includes 3,250,000 shares of restricted common stock that vest upon FID.

(f)	Includes (i) 1,301,300 shares held in a grantor retained annuity trust (“GRAT”), of which Mr. Teague is the trustee and sole annuitant, and his spouse and children are the beneficiaries; (ii) 1,301,300 shares held in a GRAT, of which Mr. Teague is the trustee, his spouse is the sole annuitant, and his spouse and children are the beneficiaries; (iii) 3,416,666 shares of restricted common stock that vest upon FID; (iv) 166,667 shares of restricted common stock that vest on each of the one-year and two-year anniversaries of FID; and (v) 90,000 shares subject to options exercisable within 60 days of April 23, 2021.

(g)	Includes 2,150,000 shares of Tellurian common stock held by Bristol Investment Fund, Ltd., a Cayman Islands company (“BIF”) that is affiliated with Ms. Derycz-Kessler and her spouse. The spouse of Ms. Derycz-Kessler has sole voting and dispositive power over the shares of Tellurian common stock held by BIF.

(h)	Includes (i) 666,666 shares of restricted common stock that vest upon each of FID and the one-year anniversary of FID and (ii) 666,668 shares of restricted common stock that vest on the two-year anniversary of FID.

(i)	Includes (i) 1,170,000 shares of restricted common stock that vest upon FID and (ii) 80,000 shares subject to options exercisable within 60 days of April 23, 2021.

(j)	Includes (i) 526,500 shares of restricted common stock that vest upon FID and (ii) 58,000 shares subject to options exercisable within 60 days of April 23, 2021.

(k)	Includes 40,000 shares of Tellurian common stock held by the Gross Family Trust. Mr. Gross is the trustee of the Gross Family Trust and thus has sole dispositive power over the 40,000 shares of Tellurian common stock held by the Gross Family Trust.

Holders of More Than 5% of Tellurian Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Tellurian common stock as of April 23, 2021.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

TOTAL SE, 2, place Jean Miller, La Défense 6, 92400 Courbevoie, France Total Delaware, Inc., 1201 Louisiana Street, Suite 1800, Houston, Texas 77002	30,686,585	(b)	7.5%
Charif Souki 1201 Louisiana, Suite 3100 Houston, Texas 77002	28,659,639	(c)	7.0%

(a)	Based on a total of 409,630,935 shares of Tellurian common stock outstanding as of April 23, 2021.

(b)	This information is based on a Schedule 13D/A filed with the SEC on March 23, 2021 by TOTAL SE, which has shared voting and dispositive power with Total Delaware, Inc. over the shares listed, and representation letters dated March 23, 2021, March 24, 2021 and April 1, 2021 provided by a broker of Total Delaware, Inc.

(c)	As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock.

Holders of More Than 5% of Tellurian Preferred Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Preferred Stock as of April 23, 2021.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

BDC Oil and Gas Holdings, LLC 12011 Sunset Hills Road Reston, Virginia 20190	6,123,782	(b)	100.0%

(a)	Based on a total of 6,123,782 shares of Preferred Stock outstanding as of April 23, 2021.

(b)	On March 21, 2018, Tellurian entered into a preferred stock purchase agreement with BDC Oil and Gas Holdings, LLC (“Bechtel Holdings”), a Delaware limited liability company and an affiliate of Bechtel, pursuant to which Bechtel Holdings purchased, and Tellurian sold and issued to Bechtel Holdings, 6,123,782 shares of Preferred Stock. In exchange for the Preferred Stock, Bechtel agreed to discharge $50 million in liabilities associated with detailed engineering services for the Driftwood Project.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on copies of forms received by it, or written representations from certain reporting persons that no such filings were required for those persons, or other information of which the Company is aware, the Company believes that, during 2020, its executive officers, directors, and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except for two late Form 4 reports filed by Ms. Derycz-Kessler, one of which was filed on January 5, 2021 and reported the disposition of 524 shares of Tellurian common stock by her son on July 24, 2020, and the other of which was filed on February 23, 2021 and reported the disposition of 30 shares of Tellurian common stock by her spouse and step-daughter on June 12, 2020.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wishes to have a proposal included in the notice of annual meeting of stockholders and related proxy statement for the Company’s 2022 annual meeting of stockholders, the stockholder must follow the procedures set forth in Rule 14a-8 under the Exchange Act and submit the proposal to the Company no later than December 30, 2021. The fact that a stockholder proposal is received in a timely manner does not ensure its inclusion in the proxy materials since such proposal must satisfy all requirements in the proxy rules relating to such inclusion.

If a stockholder wishes to present a proposal or nominate a candidate for director at the Company’s 2022 annual meeting of stockholders and the proposal or nomination is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder must give advance notice to the Company within the time periods set forth in the Company’s bylaws and must comply with the other requirements set forth in the bylaws. Subject to certain exceptions, to be timely under the bylaws, a proposal must be received no fewer than 90, and no more than 120, days prior to the first anniversary of the prior year’s annual meeting of stockholders, or, in the case of the 2022 annual meeting of stockholders, between February 9, 2022 and March 11, 2022.

All stockholder proposals should be submitted to the Company’s Corporate Secretary at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

OTHER BUSINESS

Tellurian knows of no other matters to be presented at the Meeting. If any other matter properly comes before the Meeting, the appointed proxies will vote the proxies in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that it will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this proxy statement or accompanying notice of annual meeting of stockholders or Annual Report on Form 10-K for the fiscal year ended December 31, 2020, he or she should contact the Company by writing to the Corporate Secretary, Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

WHERE YOU CAN FIND MORE INFORMATION

Tellurian files annual, quarterly and current reports, proxy statements and other information with the SEC. Tellurian’s SEC filings are available to the public from commercial document-retrieval services and free of charge from the SEC’s website at http://www.sec.gov and at Tellurian’s website at http://www.tellurianinc.com. Tellurian also makes available free of charge any of its SEC filings by mail. For a mailed copy of a report, please contact Tellurian Inc., Investor Relations, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

By Order of the Board of Directors,

Meredith S. Mouer, Senior Vice President, Deputy General Counsel and Corporate Secretary April 29, 2021

TELLURIAN INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50054-P55373	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLURIAN INC.

The Board of Directors recommends you vote FOR the following:

1.	To elect the two nominees as members of the Board of Directors of the Company, each to hold office for a three-year term expiring at the 2024 annual meeting of stockholders.

	Nominees			For	Against	Abstain

	1a.	Martin J. Houston		☐	☐	☐

	1b.	Jonathan S. Gross		☐	☐	☐

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.			☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

				Yes	No

			Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice of Annual Meeting of Stockholders,

Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

D50055-P55373

TELLURIAN INC.

Annual Meeting of Stockholders

Wednesday, June 9, 2021 at 8:30 a.m. Central Daylight Time

This proxy is solicited by or on behalf of the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Daniel A. Belhumeur and Meredith S. Mover, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common and/or preferred stock that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. CDT on Wednesday, June 9, 2021, at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side